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Exhibit 99.2

Executive and Director Compensation Information

        The following sets forth information concerning the compensation of the named executive officers and directors of Liberty Media Corporation and Liberty Interactive Corporation for the year ended December 31, 2011.

Liberty Media Corporation

        The following information concerning the compensation of the named executive officers and directors of Liberty Media Corporation for the year ended December 31, 2011 is substantially the same as that which appears in Liberty Media Corporation's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on July 5, 2012 relating to its 2012 annual meeting of stockholders (the "proxy statement"). References such as "we," "us" and "our" refer to Liberty Media Corporation and not Liberty Spinco, Inc. Terms used below but not defined have the meanings assigned to the them in the proxy statement.

EXECUTIVE COMPENSATION

        This section sets forth information relating to, and an analysis and discussion of, compensation paid by our company to:

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  John C. Malone, our Chairman of the Board;

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  Gregory B. Maffei, our Chief Executive Officer and President;

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  David J.A. Flowers, our principal financial officer through October 2011;

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  Christopher W. Shean, our principal financial officer beginning November 2011; and

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  Charles Y. Tanabe and Albert E. Rosenthaler our other two executive officers.

We collectively refer to these persons as our named executive officers.

Compensation Discussion and Analysis

  Compensation Overview; Philosophy

        The compensation committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to our compensation philosophy. That philosophy seeks to align the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating and rewarding our executives in an effort to increase stockholder value. Accordingly, our compensation committee believes that our compensation packages should assist our company in attracting key executives critical to our long-term success. To that end, the compensation packages provided to the named executive officers include both cash and stock-based incentive compensation, with an emphasis placed on performance-based compensation.

        Our compensation committee believes that each named executive officer should receive a compensation package that is commensurate with the responsibilities and proven performance of that executive. In addition, historically, the compensation packages of the named executive officers were intended to be competitive relative to the compensation packages paid to similarly situated executives at companies in the reference group (as listed below, the Reference Group) selected by the compensation committee (the LIC Committee) of our former parent company, Liberty Interactive. In connection with the LMC Split-Off, we assumed, and our compensation committee effectively ratified, the existing compensation packages applicable to each named executive officer, as well as those of the other employees of Liberty Interactive (all of whom became employees of our company in connection with the LMC Split-Off). Accordingly, the following discussion combines the compensation philosophy of our compensation committee and historical information concerning the establishment of the assumed compensation packages for the named executive officers.

        The compensation packages of the named executive officers were not based on any benchmarking analysis; rather, they were based on the LIC Committee's familiarity with the range of total compensation paid by members of the Reference Group, which range was used as a guide to ensure that the named executive officers receive attractive compensation packages. Taking into account the general industry knowledge of the members of the LIC Committee, including its knowledge of the executive compensation paid by the Reference Group, and the input of the Chief Executive Officer of Liberty Interactive, who is also our Chief Executive Officer, with respect to the compensation packages for Messrs. Tanabe, Flowers, Rosenthaler and Shean, the LIC Committee determined to provide each named executive officer (other than Mr. Malone) with a 2011 compensation package comprised primarily of a base salary and a performance-based bonus, weighted heavily toward the latter compensation element. Unlike prior years, equity incentive awards were not granted during 2011 because each of the named executive officers (other than Mr. Malone) received a grant of multi-year equity incentive awards in one of the preceding two years. See "—Elements of 2011 Executive Compensation—Equity Incentive Compensation" below for a discussion of these awards.

        In addition, the compensation of Messrs. Malone and Maffei are governed by the terms of their respective employment agreements, which were assumed by our company in the LMC Split-Off. See "—Executive Compensation Arrangements—John C. Malone" and "—Gregory B. Maffei" below for more information.

  Services Agreement

        In connection with the LMC Split-Off, we entered into a services agreement with Liberty Interactive pursuant to which Liberty Interactive compensates us for the portion of the salary and other cash compensation we pay to our employees, including the named executive officers, that is allocable to Liberty Interactive for time spent by each such employee on matters related to that company. The allocable percentages of time spent performing services for Liberty Interactive, on the one hand, and our company, on the other hand, are evaluated semi-annually for reasonableness. The compensation information included in the "Summary Compensation Table" below reflects the portion of the compensation paid by and allocable to Liberty Media and does not reflect the portion of the compensation allocable to Liberty Interactive and for which Liberty Interactive reimbursed Liberty Media under the services agreement. For the period between September 24, 2011 (the day after the LMC Split-Off) through December 31, 2011, the percentage of each named executive officer's time that was allocated to our company was: 70% as to Messrs. Malone, Maffei and Tanabe; 60% as to Messrs. Rosenthaler and Shean; and 90% as to Mr. Flowers. Notwithstanding the services agreement, each of Liberty Media and Liberty Interactive directly paid its allocable portion of each named executive officers' performance-based bonus to its respective named executive officers. See "—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses" below.

  Role of Chief Executive Officer in Compensation Decisions

        Although the compensation package of each named executive officer was within the discretion of and determined by the LIC Committee, and later our compensation committee, recommendations were obtained from Mr. Maffei, Chief Executive Officer of Liberty Interactive and our company, as to all elements of each named executive officer's compensation package (other than that of Messrs. Malone and Maffei). The Chief Executive Officer's recommendations are based on his evaluation of the performance and contributions of such other named executive officers, given their respective areas of responsibility. When making recommendations, the Chief Executive Officer considers various qualitative factors such as:

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  the named executive officer's experience and overall effectiveness;

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  the responsibilities of the named executive officer, including any changes to those responsibilities over the year;

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  the named executive officer's demonstrated leadership and management ability;

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  the named executive officer's compensation relative to other executives at our company with similar, greater or lesser responsibilities;

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  the named executive officer's compensation relative to compensation paid to similarly situated executives at companies within our reference group;

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  the named executive officer's years of service with us; and

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  the performance of any group for which the named executive officer is primarily responsible.

  Setting Executive Compensation

        In establishing the compensation package of each named executive officer, the following were considered:

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  each element of the named executive officer's historical compensation, including salary, bonus, equity compensation, perquisites and other personal benefits;

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  corporate financial performance compared to internal forecasts and budgets;

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  the scope of the named executive officer's responsibilities;

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  the performance of the group reporting to the named executive officer;

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  as to each named executive officer (other than Messrs. Malone and Maffei), the performance evaluations and compensation recommendations of the Chief Executive Officer; and

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  as to each named executive officer (other than Mr. Malone), compensation provided to similarly situated executives at companies within the Reference Group.

        As mentioned above, the range of total compensation paid by members of the Reference Group was used as a guide to ensure that the named executive officers receive attractive compensation packages. This group of companies consists of publicly-traded media, telecommunications and entertainment companies and includes companies which we, together with our former parent, Liberty Interactive, may have competed for executive talent and stockholder investment. This group also includes companies in those industries that were similar to our company, when taken together with our former parent, Liberty Interactive, in size and complexity of operations. Companies included in the Reference Group are:

Cablevision Systems Corporation	News Corporation
CBS Corporation	priceline.com Incorporated
Comcast Corporation	Scripps Networks Interactive, Inc.
Discovery Communications, Inc.	Sirius XM Radio Inc.
DIRECTV (f/k/a The DIRECTV Group, Inc.)	Time Warner Inc.
Dreamworks Animation SKG, Inc.	Time Warner Cable Inc.
Expedia, Inc.	Viacom Inc.
IAC/InterActiveCorp	The Walt Disney Company
Liberty Global, Inc.

Our compensation committee may develop a new reference group of companies as a result of the LMC Split-Off, which group may include some of the foregoing companies.

        Although the compensation packages awarded by these companies was considered in establishing the compensation of the named executive officers, adjustments were made to these packages based on qualitative factors, such as:

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  the size, scope and complexity of the businesses of the companies in the Reference Group;

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  the cost of living and other factors related to the geographic location of these companies; and

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  the compensation philosophy of the particular company, including any policies relating to compensation of founders or others with substantial personal wealth.

        In addition, comparisons based on the roles performed by the named executive officers of the companies in the Reference Group and roles performed by our named executive officers were considered to be difficult to draw. That difficulty is attributable, at least in part, to the fact that none of the named executive officers has the title of chief operating officer or, until the fourth quarter of 2011, chief financial officer, two positions commonly held by named executive officers of other companies. That difficulty is further pronounced when considering those companies in the Reference Group whose management has direct responsibility for operating businesses, because their named executive officers have responsibilities different from those of our named executive officers. As a result, the Reference Group data was merely used as a guide for industry practice on the basis of total compensation paid, and not comparing each individual element thereof. At times, total compensation, or any specific element thereof, payable to our named executive officers may exceed that of the Reference Group or may be less than that of the Reference Group. For example, the multi-year equity incentive awards discussed below are not comparable to the incentive awards generally paid by the members of the Reference Group. See "—Elements of 2011 Executive Compensation—Equity Incentive Compensation" below for a discussion of these awards. As a general matter, however, our compensation committee believes in weighing equity incentive compensation more heavily than cash compensation, which is a practice that may not be consistently followed by the Reference Group.

  Elements of 2011 Executive Compensation

        For 2011 the principal components of compensation for the named executive officers (other than Mr. Malone) were:

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  base salary;

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  a performance-based bonus, payable in cash;

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  perquisites and other limited personal benefits; and

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  deferred compensation arrangements.

As referenced above, although our compensation committee believes that the compensation packages of the named executive officers should be weighed more heavily toward equity incentive awards than cash compensation, stand-alone equity incentive awards were not granted in 2011 because the named executive officers (other than Mr. Malone) all received multi-year equity incentive awards in one of the two preceding years.

        Base Salary.    The base salaries of the named executive officers are reviewed on an annual basis (other than Messrs. Malone and Maffei, whose salaries are governed by their respective employment agreements), as well as at the time of any change in responsibilities. Typically, after establishing a named executive officer's base salary, salary increases are limited to cost-of-living adjustments and adjustments based on an evaluation of a named executive officer's job performance, any changes in the scope of the named executive officer's responsibilities, and the named executive officer's salary level compared to other named executive officers. Our compensation committee believes base salary should be a relatively smaller portion of each named executive officer's overall compensation package, thereby aligning the interests of our executives more closely with those of our stockholders. The LIC Committee considered similar factors when setting the base salary and annual increases to be paid to Mr. Maffei under his employment agreement, which has been assumed by our company. Similarly, in accordance with the terms of his employment agreement, Mr. Malone's cash compensation is limited. After completion of the annual review described above, the base salaries of the named executive officers (other than Mr. Malone, who received no increase under the terms of his employment agreement) were all increased in 2011. Mr. Maffei received the increase prescribed by his employment agreement and the other named executive officers (other than Mr. Malone) received cost-of-living adjustments.

        2011 Performance-based Bonuses.    For 2011, the LIC Committee adopted an annual, performance-based bonus program for each of the named executive officers (other than Mr. Malone), which was similar in structure to the program adopted for Liberty Interactive in 2010. This program was adopted by our compensation committee in connection with the LMC Split-Off. This bonus program, which is structured to comply with Section 162(m) of the Code, based each participant's bonus on the achievement of an increase in the market capitalization of our company, which was subject to negative adjustment depending on a combination of corporate and personal performance measures. Pursuant to the 2011 bonus program, the aggregate market capitalization of Liberty Media common stock would need to exceed $5 billion (the 2011 Market Capitalization Threshold) before any participant would be entitled to receive any bonus. The Liberty Media market capitalization was calculated using the average closing sales prices of Liberty Media's two series of common stock for the 50 trading days ending on December 15, 2011. The market capitalization calculation was subject to adjustment to reflect stock repurchases, extraordinary dividends, recapitalizations or similar events that could affect market capitalization. If the prescribed 2011 Market Capitalization Threshold were exceeded, 0.5% of the excess would be used to establish the available notional bonus pool from which performance-based bonuses would be payable under this program. Upon establishing the final award amounts, our compensation committee determined that the actual bonus amounts would be payable in cash. That determination was made after consideration of the named executive officers' holdings in Liberty Media common stock and options. In addition, our compensation committee determined to pay the bonuses in cash to better align the bonus payment structure with the bonus payment terms of Mr. Maffei's employment agreement. Finally, our compensation committee, with the concurrence of the LIC Committee, allocated the final bonus amounts payable between Liberty Media and Liberty Interactive as discussed below.

        Each participant was assigned a maximum bonus amount, expressed as a multiple of his 2011 base salary (without giving effect to the allocation of such salary between our company and Liberty Interactive). The maximum bonus amounts were 400%, 200% and 150% for our Chief Executive Officer, executive vice president and each senior vice president, respectively. If the bonus pool was insufficient to cover the aggregate maximum bonus amounts of all participants, each participant's maximum bonus amount would be reduced pro rata, for all purposes under the program, based upon his respective maximum bonus amount. Assuming the bonus pool was sufficient to cover the aggregate maximum bonus amounts:

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  Our compensation committee then considered reducing the maximum bonus payable to each participant based on a subjective assessment of our and Liberty Interactive's financial performance. No more than 30% of a participant's maximum bonus amount (the Corporate Performance Component) would be affected by this measure. Any reduction would be based on the rating scale below, after review of the adjusted OIBDA (as defined in our and Liberty Interactive's public filings), revenue and cash flow performance of the consolidated subsidiaries of each of our company and Liberty Interactive (with our subsidiaries grouped based upon our former tracking stock structure, i.e., Liberty Starz and Liberty Capital), and excluding, in all cases, corporate overhead.

Corporate Performance Component Rating	Portion of Maximum Bonus Payable
10	Full 30%
9	27%
8	24%
7	21%
6	18%
5	15%
4	12%
3	9%
2	6%
1	3%
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  Each participant would be entitled to receive the remaining 70% of his maximum bonus amount (the Individual Performance Component or IPC) subject to the right of the compensation committee to reduce the amount payable based upon its assessment of that participant's individual performance, as follows:

Individual Performance Rating (IPR)	Portion of Maximum Bonus Payable (IPC)
10	Full 70%
9	61.25%
8	52.50%
7	35.00%
6	17.50%
5 and below	0%

        In December 2011, the Liberty Media market capitalization was calculated at approximately $9.06 billion using the formula described above, exceeding the 2011 Market Capitalization Threshold by approximately $4.06 billion, thereby creating a notional bonus pool of approximately $20.3 million which exceeded the amount necessary to cover the aggregate maximum bonus amounts of all the participants and enabling each participant to receive a bonus of up to his maximum bonus amount. Our compensation committee then, in agreement with the LIC Committee, made a subjective determination as to the corporate performance rating that would be ascribed for purposes of determining the Corporate Performance Component of each participating named executive officer's bonus. In making this determination, the compensation committee reviewed forecasts of 2011 year-end Adjusted OIBDA, revenue and cash flow for the consolidated subsidiaries of each of our company and Liberty Interactive (excluding corporate overhead), all of which forecasts were prepared in December 2011 and are set forth in the table below. No specific weighting was applied to any such metrics or measures. Rather, the compensation committee took the forecast information into account, in its entirety, in subjectively arriving at a consensus Corporate Performance Component Rating for our company. Also set forth in the table below are the corresponding actual financial measures achieved for 2011, which, in the case of our company, were better than forecast (other than the cash flow of our consolidated subsidiaries attributed to our former Liberty Capital group). This variance appears disproportionately large because the forecast was an immaterially positive number and the actual result was negative. When combined with Liberty Starz, the cash flow of Liberty Media was actually higher than the forecast. With respect to Liberty Interactive's performance, their actual results varied by less than 1% from the forecasts, other than cash flow which was 38.7% higher than forecast and may have yielded a higher Corporate

Performance Component Rating for Liberty Interactive had the compensation committee waited to make its determinations.

	2011 Forecast	2011 Actual	2011 Actual / 2011 Forecast
	(dollar amounts in millions)
Revenue(1)
Liberty Media Corporation:
Liberty Starz	$1,621.7	$1,615.4	(0.4)%
Liberty Capital(2)	$401.2	$407.0	1.4%
Liberty Interactive Corporation	$9,678.6	$9,622.4	(0.6)%
Adjusted OIBDA(1)
Liberty Media Corporation:
Liberty Starz	$451.2	$449.3	(0.4)%
Liberty Capital(2)	$59.1	$62.2	5.2%
Liberty Interactive	$1,871.3	$1,856.2	(0.8)%
Free Cash Flow(1)(3)
Liberty Media Corporation
Liberty Starz	$285.8	$349.8	22.4%
Liberty Capital(2)	$15.5	$(39.0)	(351.6)%
Liberty Interactive	$563.1	$781.1	38.7%

(1)
Revenue, Adjusted OIBDA and Free Cash Flow information represents the summation of each of our company's and Liberty Interactive's consolidated subsidiaries (with our subsidiaries grouped based upon our former tracking stock structure, i.e., Liberty Starz and Liberty Capital), and excludes, in each case, corporate overhead.

(2)
Revenue for True Position, which is included within Liberty Capital, is presented on a shipped basis vs. U.S. generally accepted accounting principles (GAAP). Shipped basis revenue reflects revenue when units are shipped as opposed to non-cash recognition of deferred amounts required under GAAP.

(3)
Measured as Adjusted OIBDA less all other operating and investing items.

        Our compensation committee then, in agreement with the LIC committee, reviewed the individual performance of each participant to determine his IPR and corresponding IPC. Our compensation committee took into account a variety of factors, without assigning a numerical weight to any single performance measure. This determination was based on reports of our board, the observations of committee members throughout the year, executive self-evaluations and, with respect to the participants other than Mr. Maffei, the observations and input of Mr. Maffei. In evaluating the performance of each of the participating named executive officers, our compensation committee considered the various performance objectives related to Liberty Media which had been assigned to each named executive officer for 2011, including:

Individual	Performance Objectives
Gregory B. Maffei	• Completion of split-off of the Liberty Capital and Liberty Starz tracking stock groups
• Successful management of Liberty Media's balance sheet
• Outperformance of peer and stock market indices
• Development of strategy for cash deployment by the Capital Group
• Refinement of business development plan
• Oversight of executive management team and continuation of long-term succession planning
Charles Y. Tanabe	• Leadership of legal staff in structuring, negotiating and completing various transactions, including the split-off of the Liberty Capital and Liberty Starz tracking stock groups
• Efficient management of legal costs and compliance costs
• Oversight of legal issues handled by outside and in-house counsel
• Provision of legal support to subsidiaries and equity affiliates
David J.A. Flowers	• Negotiation and structuring of complex investments and transactions, including alternative energy transactions
• Management and restructuring of financial instruments and investment portfolio
• Evaluation of potential acquisition and divestiture transactions, including completion of the sale of certain assets
Albert E. Rosenthaler	• Completion of closing agreements with IRS on various tax matters
• Analysis of tax implications of various asset and liability restructurings
• Analysis of tax implications of potential business opportunities
Christopher W. Shean	• Maintenance of timely and accurate SEC reporting
• Broadening of responsibilities of controller role
• Evaluation of financial control processes at operating companies, including completion of a risk assessment at those companies
• Development of transactional and structural initiatives to improve quality of internal procedures and reporting

        The following table presents information concerning the aggregate 2011 performance-based bonus payable to each named executive officer and the amount allocated to and paid by Liberty Media (as described below), including the Corporate Performance Component and IPC assigned to each participant.

Name	Total Cash Bonus	Cash Bonus Paid by Liberty Media	Corporate Performance Component (of possible 30%)	IPC (of possible 70%)
Gregory B. Maffei	$4,441,500	$2,853,900	18.00%	52.50%
Charles Y. Tanabe	$1,271,489	$816,999	18.00%	52.50%
David J.A. Flowers	$707,996	$560,371	18.00%	52.50%
Albert E. Rosenthaler	$883,740	$507,648	18.00%	70.00%
Christopher W. Shean	$751,932	$428,563	18.00%	56.91%

        After determining the total cash bonus for each participant, our compensation committee, in agreement with the LIC compensation committee, allocated the final total bonus amounts payable between Liberty Media and Liberty Interactive, and we paid each of the named executive officers the amount allocated to our company. The allocation of the Individual Performance Component was determined by reference to the amount of time spent by a named executive officer on matters for each company as well as results produced by that executive officer for each company. The Corporate Performance Component was allocated according to the amount of such measure attributable to the revenue, adjusted OIBDA and cash flow performance of the Liberty Interactive business group as compared to the revenue, adjusted OIBDA and cash flow performance of the Liberty Capital and the Liberty Starz business groups.

        For more information regarding these bonus awards, please see the "Grants of Plan-Based Awards" table below.

        Equity Incentive Compensation.    Consistent with our compensation philosophy, our compensation committee believes in aligning the interests of the named executive officers with those of our stockholders through awards of stock-based incentive compensation. This ensures that our executives have a continuing stake in our long-term success. Our compensation committee believes that stock-based compensation should be weighed more heavily than cash compensation in determining each named executive officer's overall compensation mix.

        The Liberty Media Corporation 2011 Incentive Plan (the incentive plan) provides for the grant of a variety of incentive awards, including stock options, restricted shares, restricted stock units, stock appreciation rights and performance awards. Our compensation committee has a preference for grants of stock options and awards of restricted stock (as compared with other types of available awards under the plan) based on the belief that they better promote retention of key employees through the continuing, long-term nature of an equity investment.

        It is the policy of our compensation committee that stock options be awarded with an exercise price equal to fair market value on the date of grant, measured by reference to the closing sale price on the grant date. Historically, grants had been made by our former parent, Liberty Interactive, once a year with a term of seven years and vesting over a three to five year period. In late 2009 and early 2010, however, the LIC Committee determined to make larger grants (equaling approximately four to five years' value of the annual grants made in 2009) that vest between four and five and three-quarters years after grant, rather than making annual grants over the same period. These multi-year grants provide for back-end weighted vesting and expire in 10 years rather than 7 years to encourage executives to remain with the company over the long-term and to better align their interests with those of the shareholders. In that regard, in March 2010, the LIC Committee granted to each of the named executive officers (other than (i) Mr. Maffei who had received his multi-year grant in connection with his December 2009 agreement in principle to serve as Chief Executive Officer of Liberty Interactive for the next five years and (ii) Mr. Malone) multi-year stock option awards. One-third of the shares subject to options vest in each of June 2013, June 2014 and December 2015. For more information regarding these equity incentive grants, please see the "Outstanding Equity Awards at Fiscal Year-End" table below. As a result of these grants, no equity incentive awards were granted to the named executive officers during the 2011 calendar year.

        Perquisites and Other Personal Benefits.    The perquisites and other personal benefits available to our executives (that are not otherwise available to all of our salaried employees, such as matching contributions to the Liberty Media 401(k) Savings Plan and the payment of life insurance premiums) consist of:

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  limited personal use of corporate aircraft;

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  occasional, personal use of an apartment in New York City owned by our company, which is primarily used for business purposes, and occasional, personal use of a company car and driver;

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  a deferred compensation plan that provides above-market preferential returns; and

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  in the case of Mr. Malone, an annual allowance of $1 million for personal expenses provided pursuant to the terms of his employment agreement.

        Taxable income may be incurred by our executives in connection with their receipt of perquisites and personal benefits. Other than as contemplated by Mr. Malone's employment agreement, we have not provided gross-up payments to our executives in connection with any such taxable income incurred during the past three years.

        On occasion, and with the approval of our Chairman or Chief Executive Officer, executives may have family members and other guests accompany them on our corporate aircraft when traveling on business. Under the terms of the employment arrangements with our Chairman and Chief Executive Officer, those individuals and their guests may use corporate aircraft for non-business purposes subject to specified limitations.

        Pursuant to Mr. Maffei's employment agreement, Mr. Maffei is entitled to 120 hours per year of personal flight time through the first to occur of (i) the termination of his employment, except as otherwise provided below, (ii) the cessation of ownership or lease of aircraft by our company or (iii) December 31, 2014. If Mr. Maffei's employment terminates due to disability, for good reason or without cause, Mr. Maffei will be entitled to continued use of the company's aircraft for 18 months after termination of his employment. Mr. Maffei incurs taxable income, calculated in accordance with the Standard Industry Fare Level (SIFL) rates, for all personal use of our corporate aircraft. Pursuant to our services agreement and aircraft sharing arrangement with Liberty Interactive, Liberty Interactive reimburses us for any costs, calculated in accordance with SIFL, associated with Mr. Maffei using our corporate aircraft that are allocable to Liberty Interactive.

        The cost of Mr. Malone's personal use of our corporate aircraft, calculated in accordance with SIFL, counts toward his $1 million personal expense allowance (described above). For disclosure purposes, we determine incremental cost using a method that takes into account:

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  landing and parking expenses;

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  crew travel expenses;

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  supplies and catering;

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  aircraft fuel and oil expenses per hour of flight;

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  any customs, foreign permit and similar fees; and

  •
  passenger ground transportation.

Because the company's aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase or lease costs of aircraft and costs of maintenance and upkeep. Pursuant to our services agreement and aircraft sharing arrangement with Liberty Interactive, Liberty Interactive reimburses us for any costs, calculated in accordance with SIFL, associated with Mr. Malone using our corporate aircraft that are allocable to Liberty Interactive.

        For purposes of determining an executive's taxable income, personal use of our aircraft is valued using a method based on SIFL rates, as published by the IRS. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method. Under the American Jobs Creation Act of 2004, the amount we may deduct for a purely personal flight is limited to the amount included in the taxable income of the executives who took the flight. Also, the deductibility of any non-business use will be limited by Section 162(m) of the Code to the extent that the named executive officer's compensation that is subject to that limitation exceeds $1 million. See "—Deductibility of Executive Compensation" below.

        Deferred Compensation.    To help accommodate the tax and estate planning objectives of the named executive officers, as well as other executives with the title of Senior Vice President and above, our board of directors assumed the previously established Liberty Media Corporation 2006 Deferred Compensation Plan (as amended and restated) in connection with the LMC Split-Off. Under that plan, participants may elect to defer up to 50% of the portion of their base salaries and their cash performance bonuses that are allocable to our company. Compensation deferred under the plan that otherwise would have been received in 2011 will earn interest income at the rate of 9% per annum, compounded quarterly, for the period of the deferral. In the LMC Split-Off, we assumed the plan and all outstanding obligations thereunder, and, following the LMC Split-Off, the named executive officers may not participate in the plan with respect to any portion of their base salaries or cash performance bonuses allocable to Liberty Interactive, with the exception of the application of the previously made deferral elections to the 2011 performance-based bonuses which were paid by Liberty Interactive. Mr. Shean had a deferral election in place for such bonus, and Liberty Interactive will remain responsible for the payment of such deferred amount and all deferred interest thereon going forward. For more information on this plan, see "—Executive Compensation Arrangements—2006 Deferred Compensation Plan" and the "—Nonqualified Deferred Compensation Plans" table below.

        We provide Mr. Malone with certain deferred compensation arrangements that were entered into by our predecessors and assumed by us in connection with the various restructurings that we have undergone. Beginning in February 2009, Mr. Malone began receiving accelerated payments under those deferred compensation arrangements. For more information on these arrangements, see "—Executive Compensation Arrangements—John C. Malone" below.

  Employment Arrangements with Certain Named Executive Officers

        Our employment agreement with Mr. Malone was first entered into in the 1980s, when he was the Chief Executive Officer of our former parent TCI. That agreement was assumed by our predecessor in connection with the merger of AT&T and TCI in 1999 and was most recently assumed by our company in connection with the LMC Split-Off. For a more detailed description of the employment agreement of Mr. Malone, including the amendments thereto, see "—Executive Compensation Arrangements—John C. Malone" below.

        In December 2009, the LIC Committee approved a new compensation package for Mr. Maffei commencing January 1, 2010, which was later memorialized in his employment agreement. In connection with the LMC Split-Off, we assumed his employment agreement and later entered into a clarifying amendment thereto. For a more detailed description of the employment agreement, see "—Executive Compensation Arrangements—Gregory B. Maffei" below.

  Deductibility of Executive Compensation

        In developing the compensation packages for the named executive officers, the deductibility of executive compensation under Section 162(m) of the Code is considered. That provision prohibits the deduction of compensation of more than $1 million paid to certain executives, subject to certain exceptions. One exception is for performance-based compensation, including stock options granted by our predecessors under their incentive plans (and assumed by us to the extent applicable under the Liberty Media Corporation 2011 Transitional Stock Adjustment Plan) or to be granted under the incentive plan. Our compensation committee has not adopted a policy requiring all compensation to be deductible under Section 162(m) of the Code, in order to maintain flexibility in making compensation decisions. Portions of the compensation we pay to certain of the named executive officers may not be deductible due to the application of Section 162(m) of the Code.

  Policy on Restatements

        In those instances where we grant cash or equity-based incentive compensation, we include in the related agreement with the executive a right, in favor of our company, to require the executive to repay or return to the company any cash, stock or other incentive compensation (including proceeds from the disposition of shares received upon exercise of options or stock appreciation rights). That right will arise if (1) a material restatement of any of our financial statements is required and (2) in the reasonable judgment of our compensation committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the executive. In determining the amount of such repayment or return, our compensation committee may take into account, among other factors it deems relevant, the extent to which the market value of the applicable series of our common stock was affected by the errors giving rise to the restatement. The cash, stock or other compensation that we may require the executive to repay or return must have been received by the executive during the 12-month period beginning on the date of the first public issuance or the filing with the SEC, whichever occurs earlier, of the financial statement requiring restatement. The compensation required to be repaid or returned will include (1) cash or company stock received by the executive (A) upon the exercise during that 12-month period of any stock appreciation right held by the executive or (B) upon the payment during that 12-month period of any incentive compensation, the value of which is determined by reference to the value of company stock, and (2) any proceeds received by the executive from the disposition during that 12-month period of company stock received by the executive upon the exercise, vesting or payment during that 12-month period of any award of equity-based incentive compensation.

 SUMMARY COMPENSATION TABLE

        The table below sets forth information relating to the compensation of our named executive officers for the year ended December 31, 2011. Although these individuals were performing services in connection with the business of Liberty Interactive prior to the LMC Split-Off, those individuals were not dedicated exclusively to our businesses and devoted substantial time and effort to the businesses of a consolidated Liberty Interactive. Accordingly, no information on the compensation of our named executive officers is reported for periods prior to September 23, 2011.

Name and Principal Position (as of 12/31/11)	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)(6)		Total ($)
John C. Malone Chairman of the Board	2011	455	—	—	—	—	65,489	469,863	(7)	535,807
Gregory B. Maffei President and Chief Executive Officer	2011	275,625	—	—	—	2,853,900	—	64,018	(8)	3,193,543
Charles Y. Tanabe Executive Vice President and General Counsel	2011	157,809	—	—	—	816,999	—	1,736		976,544
David J.A. Flowers Senior Vice President	2011	150,638	—	—	—	560,371	—	1,131		712,140
Albert E. Rosenthaler Senior Vice President	2011	100,425	—	—	—	507,648	—	605		608,678
Christopher W. Shean Senior Vice President and Chief Financial Officer (principal financial officer)	2011	100,425	—	—	—	428,563	3,377	394		532,759

(1)
Represents only that portion of each named executive officer's salary that was allocated to Liberty Media under the services agreement. For a description of the allocation of compensation between our company and Liberty Interactive, see "—Compensation Discussion and Analysis—Services Agreement."

(2)
Reflects the portion of the performance-based bonuses paid to each of the named executive officers by our company (other than Mr. Malone, who does not participate in the program). See "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses."

(3)
Reflects the above-market earnings credited during 2011 to the deferred compensation accounts of each applicable named executive officer. See "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—Deferred Compensation," "—Executive Compensation Arrangements—Employment Agreements—John C. Malone," and "—Nonqualified Deferred Compensation Plans" below.

(4)
Included in this column are the following life insurance premiums paid on behalf of each of the named executive officers and allocated to our company under the services agreement:

Name	Amounts ($)
John C. Malone	1,586
Gregory B. Maffei	605
Charles Y. Tanabe	1,736
David J.A. Flowers	1,131
Albert E. Rosenthaler	605
Christopher W. Shean	394
(5)
We make available to our personnel, including our named executive officers, tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(6)
In connection with the LMC Split-Off, we assumed the sponsorship and administration of the Liberty Media 401(k) Savings Plan, which had previously been sponsored and administered by Liberty Interactive. This plan provides employees with an opportunity to save for retirement. The Liberty Media 401(k) Savings Plan participants may contribute up to 75% of their eligible compensation on a pre-tax basis to the plan and an additional 10% of their eligible compensation on an after-tax basis (subject to specified maximums and IRS limits), and we contribute a matching contribution based on the participants' own contributions up to the maximum matching contribution set forth in the plan. Participant contributions to the Liberty Media 401(k) Savings Plan are fully vested upon contribution. Prior to our assumption of the plan in the LMC Split-Off, the employer matching contributions to the plan had been made and were up to date for our named executive officers. Accordingly, no amounts with respect to plan contributions are reflected in this column.

(7)
Includes the following amounts which were allocated to our company under the services agreement:

Amounts ($)
Reimbursement for personal legal, accounting and tax services	87,891
Compensation related to personal use of corporate aircraft(a)	47,004
Tax payments made on behalf of Mr. Malone	328,129

(a)
Calculated based on aggregate incremental cost of such usage to our company.

Also includes miscellaneous personal expenses, such as courier charges.

(8)
Includes the following amount which was allocated to our company under the services agreement:

Amounts ($)
Compensation related to personal use of corporate aircraft(a)	3,413

(a)
Calculated based on aggregate incremental cost of such usage to our company

 Executive Compensation Arrangements

  John C. Malone

        In connection with the merger of TCI and AT&T in 1999, an employment agreement between John C. Malone and TCI was assigned to a predecessor of Liberty Interactive. In connection with the LMC Split-Off, Mr. Malone's employment agreement and his deferred compensation arrangements, as described below, were assigned to our company. The term of Mr. Malone's employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of $2,600, subject to increase with board approval. The employment agreement was amended in 2003 to provide for payment or reimbursement of personal expenses, including professional fees and other expenses incurred by Mr. Malone for estate, tax planning and other services, and for personal use of corporate aircraft and flight crew. The aggregate amount of such payments or reimbursements and the value of his personal use of corporate aircraft was originally limited to $500,000 per year but increased to $1 million effective January 1, 2007 by the LIC Committee. Although the "Summary Compensation Table" table above reflects the portion of the aggregate incremental cost of Mr. Malone's personal use of our corporate aircraft attributable to our company, the value of his aircraft use for purposes of his employment agreement is determined in accordance with SIFL, which aggregated $80,381 for use of the aircraft by our company and Liberty Interactive during the year ended December 31, 2011. Portions of the costs, calculated in accordance with SIFL, incurred prior to the LMC Split-Off were paid by Liberty Interactive, and following the LMC Split-Off a portion of such remaining charges, calculated in accordance with SIFL, were reimbursed to our company by Liberty Interactive. Similarly, Liberty Interactive is allocated, and reimburses us for, portions of the other components of the payments/reimbursements to Mr. Malone described above.

        In December 2008, the LIC Committee determined to modify Mr. Malone's employment arrangements to permit Mr. Malone to begin receiving fixed monthly payments in 2009, in advance of a termination event, in satisfaction of its obligations to him under a 1993 deferred compensation arrangement, a 1982 deferred compensation arrangement and an installment severance plan, in each case, entered into with him by Liberty Interactive's predecessors (and which had been assumed by Liberty Interactive). At the time of the amendment, the amounts owed to Mr. Malone under these arrangements aggregated approximately $2.4 million, $20 million and $39 million, respectively. As a result of these modifications, Mr. Malone receives 240 equal monthly installments, which commenced February 2009, of: (1) approximately $20,000 under the 1993 deferred compensation arrangement, (2) approximately $237,000 under the 1982 deferred compensation arrangement and (3) approximately $164,000 under the installment severance plan. Interest ceased to accrue under the installment severance plan once these payments began; however, interest continues to accrue on the 1993 deferred compensation arrangement at a rate of 8% per annum and on the 1982 deferred compensation arrangement at a rate of 13% per annum. In connection with the LMC Split-Off, we assumed these payment obligations.

        Under the terms of Mr. Malone's employment agreement, he is entitled to receive upon the termination of his employment at our election for any reason (other than for death or "cause"), a lump sum equal to his salary for a period of 5 full years following termination (calculated on the basis of $2,600 per annum, the lump sum severance payment). As described above, in connection with the LMC Split-Off, we assumed Mr. Malone's employment agreement and all outstanding obligations thereunder, and Liberty Interactive will reimburse us for its allocated portion of any such lump sum severance payments made thereunder.

        For a description of the effect of any termination event or a change in control of our company on his employment agreement, see "—Potential Payments Upon Termination or Change in Control" below.

  Gregory B. Maffei

        Employment Agreement.    On December 17, 2009, the compensation committee of Liberty Interactive approved in principle a new compensation arrangement in favor of Mr. Maffei providing, among other things, for a five year employment term beginning January 1, 2010 and ending December 31, 2014, with an annual base salary of $1.5 million, increasing annually by 5% of the prior year's base salary, and an annual target cash bonus equal to 200% of the applicable year's annual base salary. On May 17, 2010, Liberty Interactive entered into a definitive employment agreement with Mr. Maffei, memorializing the compensation arrangement that was approved in principle by the Liberty Interactive compensation committee on December 17, 2009. The employment agreement also included terms related to Liberty Interactive equity awards held by Mr. Maffei, including the multi-year award of options that was granted to him on December 17, 2009.

        We assumed Mr. Maffei's 2009 employment agreement in connection with the LMC Split-Off and in February 2012 the agreement was amended and restated effective as of September 23, 2011 to reflect the change in employer and to specify the equity awards covered by the agreement following the LMC Split-Off, which included Mr. Maffei's December 17, 2009 grant of options to now acquire 1,353,000 shares of our Series A Liberty Capital common stock at an exercise price of $23.28 per share and 669,780 shares of our Series A Liberty Capital common stock at an exercise price of $54.13 per share (the Multi-Year Award). (A portion of Mr. Maffei's Multi-Year Award with respect to our former Liberty Starz common stock was converted into awards with respect to our Liberty Capital common stock in November 28, 2011 following the elimination of our tracking stock structure.) One-half of the options granted in the Multi-Year Award will vest on the fourth anniversary of the grant date with the remaining options vesting on the fifth anniversary of the grant date, in each case, subject to Mr. Maffei being employed by our company on the applicable vesting date and to the early vesting events described below. The options have a term of 10 years.

        The amended and restated agreement provides that, in the event Mr. Maffei is terminated for cause (as defined in the agreement) he will be entitled only to his accrued base salary, unpaid expenses and any amounts due under applicable law, and he will forfeit all rights to his unvested restricted shares and unvested options. If Mr. Maffei terminates his employment without good reason (as defined in the agreement), he will be entitled only to his accrued base salary, accrued but unpaid bonus for the prior year, unpaid expenses and any amounts due under applicable law (Standard Payments), and he will forfeit all rights to his unvested restricted shares and unvested options. However, in both cases, his vested, unexercised options and similar rights as of his termination date will remain exercisable either (1) for 90 days after his termination or until the original expiration date of the applicable award, if sooner, or (2) if any such termination of his employment occurs following December 31, 2014 or following a change in control of Liberty Media (as defined in the agreement), until the original expiration date of the applicable award. If Mr. Maffei is terminated by Liberty Media without cause or if he terminates his employment for good reason, the agreement provides for him to receive the Standard Payments and a severance payment of $7.8 million and provides for his unvested restricted shares and unvested options and similar rights (including his Multi-Year Award) to vest pro rata based on the portion of the term elapsed through the termination date plus 18 months and for all vested and accelerated options and similar rights to remain exercisable until their respective expiration dates; provided, that if Mr. Maffei continues to be employed by Liberty Interactive following such a termination from Liberty Media, without cause or for good reason, he may elect to have his unvested equity awards continue to vest in accordance with the terms of the agreement based on his continued service with Liberty Interactive. If a termination without cause or for good reason occurs within 90 days before or 210 days after members of the Malone Group (as defined in the agreement) cease to meet certain ownership requirements with respect to Liberty Media as described in the agreement, then Mr. Maffei's unvested restricted shares and unvested options and similar rights granted by Liberty Media will instead vest in full and will remain exercisable until their respective expiration dates. In the case of Mr. Maffei's death or his disability, the agreement provides for the right to receive the Standard Payments and a severance payment of $7.8 million, for his unvested restricted shares and unvested options and similar rights to fully vest and for his vested and accelerated options and similar rights to remain exercisable until their respective expiration dates. Further, in the event of certain change in control transactions, including spin-off or split-off transactions which exceed a specified threshold of Liberty Media's consolidated assets, Mr. Maffei's unvested restricted shares and unvested options and similar rights would vest in full unless Mr. Maffei is named the Chief Executive Officer of the spin-off or split-off entity and his equity awards are adjusted in the transaction in such a manner as to preserve the intrinsic value thereof. In addition, if Mr. Maffei is terminated without cause or due to disability, or terminates his employment for good reason, Mr. Maffei will be entitled to continuation of certain perquisites for 18 months, including use of our corporate aircraft.

        Also pursuant to the amended and restated employment agreement, Mr. Maffei is entitled to customary benefits and perquisites provided to senior executive officers of Liberty Media and is entitled through the term of his amended and restated employment agreement (and in certain instances described above, for a period of 18 months after the end of his employment) to use of our corporate aircraft as provided in the 2008 letter agreement with Liberty Interactive that Liberty Media assumed in connection with the LMC Split-Off. See "—Aircraft Usage" below. The amended and restated employment agreement further provides that it is intended to meet the requirements of Section 409A of the Code and provides for certain reimbursements to Mr. Maffei in the event the agreement does not so comply. The agreement also contains customary provisions pertaining to confidentiality and limitations on outside activities.

        As described above, in connection with the LMC Split-Off, Liberty Media assumed Mr. Maffei's employment agreement and all outstanding obligations thereunder (other than with respect to Liberty Interactive equity awards, which are now governed by a separate agreement between Mr. Maffei and Liberty Interactive). As a result, Liberty Interactive reimburses us for its allocated portion under the services agreement of customary benefits and perquisites to which Mr. Maffei is entitled pursuant to his employment agreement. Liberty Interactive will also reimburse us for its allocated portion of Mr. Maffei's $7.8 million severance payment in the event of his termination as described above.

        Aircraft Usage.    In 2008, Liberty Interactive entered into a letter agreement with Mr. Maffei (which Liberty Media assumed in the LMC Split-Off), pursuant to which he is entitled to personal use of corporate aircraft not to exceed 120 hours of flight time per year through the first to occur of the end of his employment period (December 31, 2014), termination of his employment (subject to his right in certain instances described above to continued use of the aircraft for a period of 18 months after the end of his employment) or the cessation of aircraft ownership by our company. Mr. Maffei will continue to incur taxable income, calculated in accordance with SIFL, for all personal use of our corporate aircraft. Pursuant to our services agreement and aircraft sharing arrangement with Liberty Interactive, Liberty Interactive reimburses us for any costs, calculated in accordance with SIFL, associated with Mr. Maffei using our corporate aircraft that are allocable to Liberty Interactive.

  Equity Incentive Plans

        The incentive plan is administered by the compensation committee of our board of directors. The compensation committee has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The incentive plan is designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in our company. Our compensation committee may grant non-qualified stock options, SARs, restricted shares, restricted stock units, cash awards, performance awards or any combination of the foregoing under the incentive plan (collectively, awards).

        The maximum number of shares of our common stock with respect to which awards may be issued under the incentive plan is 23,834,000, subject to anti-dilution and other adjustment provisions of the incentive plan. With limited exceptions, under the incentive plan, no person may be granted in any calendar year awards covering more than 7,626,922 shares of our common stock (subject to anti-dilution and other adjustment provisions of the incentive plan) nor may any person receive under the incentive plan payment for cash awards during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the incentive plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. The incentive plan has a 5 year term. For more information regarding the incentive plan, see "Proposals of Our Board—Proposal 4—The Incentive Plan Proposal."

        In connection with the LMC Split-Off, our company's board of directors adopted the Liberty Media Corporation Transitional Stock Adjustment Plan (the TSAP, and together with the incentive plan, the existing plans), which governs the terms and conditions of awards granted prior to the LMC Split-Off by Liberty Interactive with respect to its former Liberty Capital common stock and Liberty Starz common stock which were converted into awards with respect to our Liberty Capital common stock (after giving effect to the LMC Split-Off and the subsequent elimination of our tracking stock structure). No further grants are permitted under the TSAP.

  2006 Deferred Compensation Plan

        In connection with the LMC Split-Off (pursuant to which employees of Liberty Interactive became employees of our company), we assumed the Liberty Media Corporation 2006 Deferred Compensation Plan (as amended and restated, the 2006 deferred compensation plan) and all obligations outstanding thereunder. Under the 2006 deferred compensation plan, officers at the level of Senior Vice President and above are eligible elect to defer up to 50% of the portion of such officer's annual base salary and the portion of such officer's cash performance bonus, in each case, allocable to our company pursuant to the services agreement, with the exception of the application of the previously made deferral elections to the 2011 performance-based bonuses which were paid by Liberty Interactive. Mr. Shean had a deferral election in place for such bonus, and Liberty Interactive will remain responsible for the payment of such deferred amount and all interest thereon going forward. Elections must be made in advance of certain deadlines and may include (1) the selection of a payment date, which generally may not be later than 30 years from the end of the year in which the applicable compensation is initially deferred, and (2) the form of distribution, such as a lump-sum payment or substantially equal annual installments over two to five years. Compensation deferred under the 2006 deferred compensation plan will earn interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter.

        In addition to the accelerated distribution events described under "—Potential Payments Upon Termination or Change-in-Control" below, at the eligible officer's request, if the compensation committee determines that such officer has suffered a financial hardship, it may authorize immediate distribution of amounts deferred under the 2006 deferred compensation plan.

        Our board of directors reserves the right to terminate the 2006 deferred compensation plan at any time. An optional termination by our board of directors will not result in any distribution acceleration.

 Grants of Plan-Based Awards

        The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2011 to the named executive officers (other than Mr. Malone, who did not receive any grants).

		Estimated Future Payouts under Non-equity Incentive Plan Awards
Name	Grant Date(1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(3)
Gregory B. Maffei	3/10/11	—	—	6,300,000
Charles Y. Tanabe	3/10/11	—	—	1,803,530
David J.A. Flowers	3/10/11	—	—	1,004,250
Albert E. Rosenthaler	3/10/11	—	—	1,004,250
Christopher W. Shean	3/10/11	—	—	1,004,250

(1)
Reflects the date on which the Liberty Interactive compensation committee established the terms of the 2011 performance-based bonus program, as described under "Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses." Following the LMC Split-Off, the compensation committee of our company determined to continue with this plan as previously adopted by the Liberty Interactive compensation committee.

(2)
Our 2011 performance-based bonus program does not provide for a threshold bonus amount nor does it provide for a target payout amount for any named executive officer. For the actual bonuses allocated to and paid by our company, see the amounts included for 2011 in the column entitled Non-Equity Incentive Plan Compensation in the "Summary Compensation Table" above.

(3)
Represents the maximum amount that would have been payable to each named executive officer assuming (x) the 2011 Market Capitalization Threshold was exceeded by a sufficient amount to permit the maximum bonus amounts to have been payable, (y) the highest corporate performance rating of 10 was ascribed for 2011 and (z) the highest individual performance rating of 10 was ascribed for 2011 to each named executive officer, and without giving effect to the allocation of any portion of such maximum bonus amount to Liberty Interactive under the services agreement. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses."

 Outstanding Equity Awards at Fiscal Year-End

        The following table contains information regarding unexercised options and unvested shares of our common stock which were outstanding as of December 31, 2011 and held by the named executive officers.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
John C. Malone
Option Awards
LMCA	5,288	—		15.96	3/29/14	—		—
LMCA	1,860	—		38.26	3/29/14	—		—
LMCA	83,436	83,439	(1)	3.57	12/16/15	—		—
LMCA	30,264	30,265	(1)	29.54	12/16/15	—		—
Stock Awards
LMCA	—	—		—	—	6,703	(1)	523,169
Gregory B. Maffei
Option Awards
LMCA	275,000	—		10.88	11/8/12	—		—
LMCA	96,941	—		26.74	11/8/12	—		—
LMCA	15,625	—		11.36	3/2/13	—		—
LMCA	5,508	—		27.83	3/2/13	—		—
LMCA	112,600	—		15.96	3/29/14	—		—
LMCA	39,693	—		38.26	3/29/14	—		—
LMCA	114,606	—		17.26	12/24/14	—		—
LMCA	40,399	—		41.20	12/24/14	—		—
LMCA	250,308	83,439	(1)	3.57	12/16/15	—		—
LMCA	90,793	30,265	(1)	29.54	12/16/15	—		—
LMCA	—	1,353,000	(2)	23.28	12/17/19	—		—
LMCA	—	669,780	(2)	54.13	12/17/19	—		—
Stock Awards
LMCA	—	—		—	—	6,703	(1)	523,169
LMCA	—	—		—	—	7,224	(3)	563,833
Charles Y. Tanabe
Option Awards
LMCA	703	—		38.26	3/29/14	—		—
LMCA	6,069	—		17.26	12/24/14	—		—
LMCA	2,849	—		41.20	12/24/14	—		—
LMCA	—	23,657	(1)	3.57	12/16/15	—		—
LMCA	8,581	8,580	(1)	29.54	12/16/15	—		—
LMCA	8,806	23,483	(4)	23.28	12/17/16	—		—
LMCA	5,820	11,645	(4)	54.13	12/17/16	—		—
LMCA	—	207,940	(5)	34.39	3/19/20	—		—
LMCA	—	93,577	(5)	58.11	3/19/20	—		—
Stock Awards
LMCA	—	—		—	—	1,900	(1)	148,295
LMCA	—	—		—	—	1,500	(3)	117,075

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
David J.A. Flowers
Option Awards
LMCA	10,000	—		10.92	7/31/13	—		—
LMCA	12,500	—		9.95	8/6/14	—		—
LMCA	398	—		27.64	2/28/13	—		—
LMCA	16,900	—		15.96	3/29/14	—		—
LMCA	2,234	—		38.26	3/29/14	—		—
LMCA	17,141	—		17.26	12/24/14	—		—
LMCA	3,398	—		41.20	12/24/14	—		—
LMCA	37,848	12,618	(1)	3.57	12/16/15	—		—
LMCA	10,296	4,576	(1)	29.54	12/16/15	—		—
LMCA	12,524	12,524	(4)	23.28	12/17/16	—		—
LMCA	6,209	6,210	(4)	54.13	12/17/16	—		—
LMCA	—	110,901	(5)	34.39	3/19/20	—		—
	—	49,907	(5)	58.11	3/19/20	—		—
Stock Awards
LMCA	—	—		—	—	1,014	(1)	79,143
LMCA	—	—		—	—	882	(3)	68,840
Albert E. Rosenthaler
Option Awards
LMCA	1,060	—		15.96	3/29/14	—		—
LMCA	372	—		38.26	3/29/14	—		—
LMCA	3,218	—		17.26	12/24/14	—		—
LMCA	1,509	—		41.20	12/24/14	—		—
LMCA	9,462	12,618	(1)	3.57	12/16/15	—		—
LMCA	3,431	4,576	(1)	29.54	12/16/15	—		—
LMCA	4,697	12,524	(4)	23.28	12/17/16	—		—
LMCA	2,327	6,210	(4)	54.13	12/17/16	—		—
LMCA	—	110,901	(5)	34.39	3/19/20	—		—
LMCA	—	49,907	(5)	58.11	3/19/20	—		—
Stock Awards
LMCA	—	—		—	—	1,014	(1)	79,143
LMCA	—	—		—	—	882	(3)	68,840
Christopher W. Shean
Option Awards
LMCA	449	—		27.64	2/28/13	—		—
LMCA	5,957	—		38.26	3/29/14	—		—
LMCA	3,218	—		17.26	12/24/14	—		—
LMCA	6,042	—		41.20	12/24/14	—		—
LMCA	9,462	12,618	(1)	3.57	12/16/15	—		—
LMCA	10,335	4,576	(1)	29.54	12/16/15	—		—
LMCA	4,697	12,524	(4)	23.28	12/17/16	—		—
LMCA	6,209	6,210	(4)	54.13	12/17/16	—		—
LMCA	—	110,901	(5)	34.39	3/19/20	—		—
LMCA	—	49,907	(5)	58.11	3/19/20	—		—
Stock Awards
LMCA	—	—		—	—	1,014	(1)	79,143
LMCA	—	—		—	—	744	(3)	58,069

(1)
Vests quarterly (based on original amount of grant) over 4 years from December 16, 2008 grant date.

(2)
Vests 50% on December 17, 2013 and 50% on December 17, 2014.

(3)
Vests quarterly (based on original amount of grant) over 3 years from December 17, 2009 grant date.

(4)
Vests quarterly (based on original amount of grant) over 4 years from December 17, 2009 grant date.

(5)
Vests one-third on June 30, 2013, one-third on June 30, 2014 and one-third on December 31, 2015.

Option Exercises and Stock Vested

        The following table sets forth information regarding the exercise of vested options to acquire shares of, and the vesting of restricted shares of, our Series A Liberty Capital common stock held by our named executive officers, in each case, between September 24, 2011 (the day after the LMC Split-Off) and December 31, 2011. There were no exercises of or vesting events with respect to shares of our former Liberty Starz common stock following the LMC Split-Off and prior to the elimination of our tracking stock structure on November 28, 2011.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)(1)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)
John C. Malone
LCAPA/LMCA	—	—	1,675	123,967
Gregory B. Maffei
LCAPA/LMCA	—	—	19,256	1,425,137
Charles Y. Tanabe
LCAPA/LMCA	17,742	1,316,002	4,658	344,739
David J.A. Flowers
LCAPA/LMCA	—	—	2,200	162,822
Albert E. Rosenthaler
LCAPA/LMCA	—	—	2,601	192,500
Christopher W. Shean
LCAPA/LMCA	—	—	2,366	175,108

(1)
Includes shares withheld in payment of withholding taxes at election of holder.

 Nonqualified Deferred Compensation Plans

        The following table sets forth information regarding the nonqualified deferred compensation plans in which our named executive officers participated during the year ended December 31, 2011. Mr. Shean participated in the 2006 deferred compensation plan. See "—Executive Compensation Arrangements—2006 Deferred Compensation" for more information. Mr. Malone's deferred compensation arrangements are described under "—Executive Compensation Arrangements—John C. Malone." In connection with the LMC Split-Off, these plans and the outstanding obligations thereunder were assumed by our company effective September 23, 2011 (with a limited exception, see note (2) below).

Name	Responsibility under Plans Transferred from Liberty Interactive	Executive contributions in 2011 ($)	Registrant contributions in 2011 ($)	Aggregate earnings in 2011 ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/11 ($)
John C. Malone	21,787,992	—	—	683,125	(770,704)	21,700,413
Christopher W. Shean(2)	587,354	27,257	—	13,771	—	628,383

(1)
Of these amounts, the following were reported in the "Summary Compensation Table" as above-market earnings that were credited to the named executive officer's deferred compensation account during 2011:

Name	Amount ($)
John C. Malone	65,489
Christopher W. Shean	3,377
(2)
As described above in "—Executive Compensation Arrangements—2006 Deferred Compensation," Mr. Shean had a deferral election in place under the 2006 deferred compensation plan following the LMC Split-Off with respect to $32,336, which represents 10% of the portion of his 2011 performance-based bonus that was allocable to and paid by Liberty Interactive. While such amount is reflected in the amounts under the plan that were transferred to Liberty Media upon its assumption of the plan and obligations thereunder (and is thus reflected in the table above), Liberty Interactive will continue to be responsible for the payment of the $32,336 of deferred principal amount and for the payment of interest income at the rate of 9% per annum, compounded quarterly, thereon.

 Potential Payments Upon Termination or Change-in-Control

        The following table sets forth the potential payments to our named executive officers if their employment had terminated or a change in control had occurred, in each case, as of December 31, 2011. In the event of such a termination or change in control, the actual amounts may be different due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

        The amounts provided in the tables are based on the closing market prices on December 30, 2011, the last trading day of such year, for each series of our common stock then-outstanding: LMCA—$78.05 and LMCB—$77.95. The value of the options and SARs shown in the table is based on the spread between the exercise or base price of the award and the applicable closing market price. The value of the restricted stock shown in the table is based on the applicable closing market price and the number of shares vested.

        Each of our named executive officers has received awards and payments under the existing incentive plans, and each of our named executive officers is eligible to participate in our deferred compensation plans. Additionally, each of Messrs. Malone and Maffei is entitled to certain payments upon termination under his respective employment agreement. See "—Executive Compensation Arrangements" above.

        Set forth below is a description of the circumstances giving rise to these potential payments and a brief summary of the provisions governing their payout:

        Voluntary Termination.    Under the existing incentive plans, each named executive officer would only have a right to the equity grants that vested prior to his termination date.

        Under the 2006 deferred compensation plan, we do not have an acceleration right to pay out account balances to the participants upon this type of termination. For purposes of the tabular presentation below, we have assumed that we were permitted to make payments to the executive officers in accordance with their respective standing elections under the plans, subject to compliance with Section 409A of the Code.

        Termination for Cause.    All equity grants (whether vested or unvested) under the existing incentive plans would be forfeited by any named executive officer (other than Mr. Maffei) who is terminated for "cause." The existing incentive plans define "cause" as insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his duties and responsibilities for any reason other than illness or incapacity; provided that, if such termination is within 12 months after a change in control (as described below), "cause" means a felony conviction for fraud, misappropriation or embezzlement. Pursuant to Mr. Maffei's employment agreement, in the event of his termination for cause (as defined in his agreement), Mr. Maffei's vested stock options and similar rights would remain exercisable for a short period following his termination.

        No immediate distributions under the 2006 deferred compensation plan are permitted as a result of this type of termination (other than pursuant to the compensation committee's right to distribute certain de minimus amounts from an officer's deferred compensation account).

        Termination Without Cause or for Good Reason.    Messrs. Malone and Maffei's employment agreements provide for benefits in the case of termination by our company not for cause or, in the case of Mr. Maffei, if he terminates for good reason (as defined in his employment agreement). See "—Executive Compensation Arrangements" above. Pursuant to the existing incentive plans and the related award agreements (and except as described below), if a named executive officer were terminated without cause or for good reason, in addition to his vested equity awards, he would be entitled to vesting in full with respect to any outstanding options or SARs that would have vested during the calendar year in which the termination occurs. Mr. Maffei's employment agreement instead provides for an additional 18 months of vesting following a termination without cause or for good reason, with respect to his equity incentive awards, including his Multi-Year Award. Similarly, the award agreements relating to Mr. Tanabe's, Shean's, Flowers' and Rosenthaler's Multi-Year Awards provide for an additional 12 months of vesting.

        No immediate distributions under the 2006 deferred compensation plan are permitted as a result of this type of termination (other than pursuant to the compensation committee's right to distribute certain de minimus amounts from an officer's deferred compensation account).

        Death.    In the event of death, the existing incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share awards.

        No amounts are shown for payments pursuant to life insurance policies, which we make available to all our employees.

        Assuming the deceased executive filed an election to accelerate distributions upon his separation from service, the beneficiary of a deceased executive has the option to accelerate distributions under the 2006 deferred compensation plan (which option is assumed to have been exercised for purposes of the tabular presentation below).

        Disability.    In the event of a disability, which is generally the inability to perform gainful activity for at least 12 months, the existing incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share awards.

        No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees.

        Assuming the disabled executive filed an election to accelerate distributions upon his separation from service, a disabled executive has the option to accelerate distributions under the 2006 deferred compensation plan (which option is assumed to have been exercised for purposes of the tabular presentation below).

        Change in Control.    In case of a change in control, the incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share awards. A change in control is generally defined as:

  •
  The acquisition of beneficial ownership of at least 20% of the combined voting power of the then outstanding shares of our company ordinarily having the right to vote in the election of directors.

  •
  Any non-exempt person purchases our common stock pursuant to a tender offer or exchange offer, without the prior consent of our board of directors.

  •
  The individuals constituting our board of directors over any two consecutive years cease to constitute at least a majority of the board, subject to certain exceptions that permit the board to approve new members by approval of at least two-thirds of the remaining directors.

  •
  Any merger, consolidation or binding share exchange that causes the persons who were common stockholders of our company immediately prior thereto to lose their proportionate interest in the common stock or voting power of the successor or to have less than a majority of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors, the sale of substantially all of the assets of the company or the dissolution of the company.

        In the case of a change in control described in the last bullet point, our compensation committee may determine not to accelerate the existing equity awards (other than those held by Mr. Maffei, whose awards are more specifically covered by the terms of his employment agreement) if equivalent awards will be substituted for the existing awards. For purposes of the tabular presentation below, we have assumed no such determination was made.

        The 2006 deferred compensation plan provides our compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation below).

Benefits Payable Upon Termination or Change in Control

Name	Voluntary Termination ($)		Termination for Cause ($)		Termination Without Cause or for Good Reason ($)		Death ($)		Disability ($)		After a Change in Control ($)
John C. Malone
Lump Sum Severance(1)	13,000		—		13,000		—		13,000		13,000
Installment Severance Plan(2)	33,560,423		33,560,423		33,560,423		33,560,423		33,560,423		33,560,423
1993 Deferred Compensation Arrangement(3)	4,117,468		4,117,468		4,117,468		2,241,165		4,117,468		4,117,468
1982 Deferred Compensation Arrangement(3)	48,547,335		48,547,335		48,547,335		19,459,248		48,547,335		48,547,335
Options/SARs	8,084,761	(4)	—		8,084,761	(4)	15,767,453	(5)	15,767,453	(5)	15,767,453	(5)
Restricted Stock	—		—		—		523,169	(5)	523,169	(5)	523,169	(5)

Total	94,322,987		86,225,226		94,322,987		71,551,458		102,528,848		102,528,848

Gregory B. Maffei
Severance(6)	—		—		7,800,000		7,800,000		7,800,000		7,800,000
Options/SARs	64,838,064	(4)	64,838,064	(4)	72,520,756	(7)	162,645,704	(5)	162,645,704	(5)	162,645,704	(5)
Restricted Stock	—		—		1,087,002	(7)	1,087,002	(5)	1,087,002	(5)	1,087,002	(5)

Total	64,838,064		64,838,064		81,407,758		171,532,706		171,532,706		171,532,706

Charles Y. Tanabe
Options/SARs	1,539,676	(4)	—		1,539,676	(4)(8)	16,227,163	(5)	16,227,163	(5)	16,227,163	(5)
Restricted Stock	—		—		—		265,370	(5)	265,370	(5)	265,370	(5)

Total	1,539,676		—		1,539,676		16,492,533		16,492,533		16,492,533

David J.A. Flowers
Options/SARs	8,000,879	(4)	—		8,000,879	(4)(8)	15,834,216	(5)	15,834,216	(5)	15,834,216	(5)
Restricted Stock	—		—		—		147,983	(5)	147,983	(5)	147,983	(5)

Total	8,000,879		—		8,000,879		15,982,199		15,982,199		15,982,199

Albert E. Rosenthaler
Options/SARs	1,515,930	(4)	—		1,515,930	(4)(8)	9,349,267	(5)	9,349,267	(5)	9,349,267	(5)
Restricted Stock	—		—		—		147,983	(5)	147,983	(5)	147,983	(5)

Total	1,515,930		—		1,515,930		9,497,250		9,497,250		9,497,250

Christopher W. Shean
Deferred Compensation(9)	628,383		628,383		628,383		628,383	(10)	628,383	(10)	628,383	(10)
Options/SARs	2,289,788	(4)	—		2,289,788	(4)(8)	10,123,124	(5)	10,123,124	(5)	10,123,124	(5)
Restricted Stock	—		—		—		137,212	(5)	137,212	(5)	137,212	(5)

Total	2,918,171		628,383		2,918,171		10,888,719		10,888,719		10,888,719

(1)
Under Mr. Malone's employment agreement, which was assigned to us in the LMC Split-Off, if his employment had been terminated, as of December 31, 2011, at Liberty Media's election (other than for death or cause) (whether before or after a change in control) or upon Mr. Malone's prior written notice, he would have been entitled to a lump sum severance payment of $13,000 payable upon termination, which is equal to five years' of his current annual salary of $2,600. See "—Executive Compensation Arrangements—John C. Malone" above. Pursuant to the services agreement, 30% of such lump sum severance payment would have been allocable to Liberty Interactive.

(2)
As described above, Mr. Malone began receiving 240 consecutive monthly installment severance payments in February 2009 pursuant to the terms of his amended employment agreement. The number included in the table represents the aggregate amount of the payments remaining as of December 31, 2011. With respect to periods following the termination of his employment, the foregoing payments are conditioned on Mr. Malone's compliance with the confidentiality, non-competition, non-solicitation and non-interference covenants contained in his employment agreement. See "—Executive Compensation Arrangements—John C. Malone" above.

(3)
As described above, Mr. Malone began receiving 240 consecutive monthly payments of his deferred compensation plus interest, in February 2009 pursuant to the terms of his amended employment agreement, which our company assumed in connection with the LMC Split-Off. The number included in the table represents the aggregate amount of these payments remaining as of December 31, 2011. With respect to periods following the termination of his employment, the foregoing payments are conditioned on Mr. Malone's compliance with the confidentiality, non-competition, non-solicitation and non-interference covenants contained in his employment agreement. If Mr. Malone's employment had been terminated, as of December 31, 2011, as a result of his death, his beneficiaries would have instead been entitled to a lump sum payment of the unamortized principal balance of the remaining deferred compensation payments, and the compliance conditions described above would be inapplicable. See "—Executive Compensation Arrangements—John C. Malone" above.

(4)
Based on the number of vested options and SARs held by each named executive officer at year-end. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table above.

(5)
Based on (i) the number of vested options and SARs and (ii) the number of unvested options and SARs and the number of shares of restricted stock, in each case, held by each named executive officer at year-end. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table above.

(6)
If Mr. Maffei's employment had been terminated at Liberty Media's election for any reason (other than cause) or by Mr. Maffei for good reason (as defined in his employment agreement) (whether before or within a specified period following a change in control), as of December 31, 2011, he would have been entitled to receive a lump sum payment of $7,800,000. See "—Executive Compensation Arrangements—Gregory B. Maffei" above. Pursuant to the services agreement, 30% of such lump sum severance payment would have been allocable to Liberty Interactive.

(7)
Based on (i) the number of vested options and SARs held by Mr. Maffei at year-end and (ii) the number of unvested options and SARs and the number of shares of restricted stock held by Mr. Maffei at year-end that would vest during his 18-month severance period (January 1, 2012 through June 30, 2013), pursuant to his employment arrangements. See "—Executive Compensation Arrangements—Gregory B. Maffei" above and the "Outstanding Equity Awards at Fiscal Year-End" table above.

(8)
Does not include any portion of the multi-year awards granted to such named executive officers because, even giving effect to the additional 12 months of vesting, no portion of such multi-year awards would have become vested.

(9)
Amounts include $32,433, which would be allocable to and payable by Liberty Interactive based on a one-time deferral election of a portion of his annual cash bonus that was allocable to and paid by Liberty Interactive pursuant to the services agreement. See "—Executive Compensation Arrangements—2006 Deferred Compensation" and "—Nonqualified Deferred Compensation Plans" above for more information.

(10)
Under these circumstances (and subject to the assumptions described above), Mr. Shean would receive an immediate distribution of the balance of his deferred compensation account (rather than receiving distributions under the plan in accordance with the elections previously filed by Mr. Shean).

 DIRECTOR COMPENSATION

Nonemployee Directors

        Director Fees.    Each of our directors who is not an employee of our company is paid an annual fee of $163,000 (which we refer to as the director fee), of which $80,000 is payable in cash and the balance is payable in restricted shares of or options to purchase shares of LMCA. See "—Director Restricted Share Grants" and "—Director Option Grants" below for information on the incentive awards granted in 2011 to the nonemployee directors. Each of our directors who resides outside of Colorado receives $2,000 per meeting for attending meetings at our offices in Englewood, Colorado. The chairman of the audit committee of our board of directors and each other member of that committee is paid an additional annual fee of $30,000. With respect to our executive committee, each nonemployee member thereof receives an additional annual fee of $10,000 for his participation on the committee. With respect to our compensation committee and nominating and corporate governance committee, each member thereof receives an additional annual fee of $10,000 for his or her participation on each such committee, except that any committee member who is also the chairman of that committee instead receives an additional annual fee of $20,000 for his or her participation on that committee. The cash portion of the director fees, the meeting fees and the fees for participation on committees are payable quarterly in arrears. For the year ended December 31, 2011, the director and committee fees were prorated for the three months our directors served following the LMC Split-Off.

        Charitable Contributions.    If a director makes a donation to our political action committee, we will make a matching donation to a charity of his or her choice in an amount not to exceed $10,000.

        Equity Incentive Plan.    The Liberty Media Corporation 2011 Nonemployee Director Incentive Plan (the director plan) is administered by our entire board of directors. Our board of directors has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The director plan is designed to provide our nonemployee directors with additional remuneration for services rendered, to encourage their investment in our common stock and to aid in attracting persons of exceptional ability to become nonemployee directors of our company. Our board of directors may grant non-qualified stock options, SARs, restricted shares, restricted stock units and cash awards or any combination of the foregoing under the director plan.

        The maximum number of shares of our common stock with respect to which awards may be issued under the director plan is 1,430,000, subject to anti-dilution and other adjustment provisions of the plan. Shares of our common stock issuable pursuant to awards made under the director plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. For more information regarding the director plan, see "Proposals of Our Board—Proposal 5—The Director Plan Proposal."

        Director Restricted Share Grants.    Pursuant to our director compensation policy described above and the director plan, on December 15, 2011, our board of directors granted each of Mr. Bennett, Mr. Rapley and Ms. Wong 1,100 restricted shares of LMCA. These restricted shares will vest on the second anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and will be forfeited if the grantee resigns or is removed from the board before the vesting date.

        Director Option Grants.    Pursuant to our director compensation policy described above and the director plan, on December 15, 2011, our board of directors granted to each of Mr. Fisher, Mr. Gilchrist, Dr. Evan Malone and Mr. Romrell options to purchase 2,800 shares of LMCA at an exercise price equal to $73.45, which was the closing price of such stock on the grant date. The per share grant date fair value of these options for each director was $32.6019. The options will become exercisable on the second anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and will be terminated without becoming exercisable if the grantee resigns or is removed from the board before the vesting date. Once vested, the options will remain exercisable until the seventh anniversary of the grant date, or, if earlier, until the first business day following the first anniversary of the date the grantee ceases to be a director.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	All other compensation ($)		Total ($)
Robert R. Bennett	22,257	80,795	—	3,227	(4)	106,279
Donne F. Fisher	29,757	—	91,285	3,227	(4)	124,269
M. Ian G. Gilchrist	37,340	—	91,285	1,825	(4)	130,450
Evan D. Malone	19,757	—	91,285	—		111,042
David E. Rapley	27,257	80,795	—	3,227	(4)	111,279
Larry E. Romrell	29,757	—	91,285	3,227	(4)	124,269
Andrea L. Wong	24,757	80,795		608	(4)	106,160

(1)
John C. Malone and Gregory B. Maffei, each of whom is a director of our company and a named executive officer, received no compensation for serving as directors of our company during 2011.

(2)
As of December 31, 2011, our directors (other than Messrs. Malone and Maffei, whose stock incentive awards are listed in "Outstanding Equity Awards at Fiscal Year-End" above) held the following stock incentive awards:

	Robert R. Bennett	Donne F. Fisher	M. Ian G. Gilchrist	Evan D. Malone	David E. Rapley	Larry E. Romrell	Andrea L. Wong
Options/SARs
LMCA	142,303	15,881	2,800	8,524	—	15,881	—
Restricted Stock
LMCA	1,806	706	706	706	1,806	706	2,595
(3)
The aggregate grant date fair value of the stock options and restricted stock awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 13 to our consolidated financial statements for the year ended December 31, 2011 (which are included in our Annual Report on Form 10-K as filed with the SEC on February 23, 2012).

(4)
Represents the following amounts of health insurance premiums paid by our company for the benefit of the following directors:

Name	Amounts ($)
Robert R. Bennett	3,227
Donne F. Fisher	3,227
M. Ian G. Gilchrist	1,825
David E. Rapley	3,227
Larry E. Romrell	3,227
Andrea L. Wong	608

Liberty Interactive Corporation

        The following information concerning the compensation of the named executive officers and directors of Liberty Interactive Corporation for the year ended December 31, 2011 is substantially the same as that which appears in Amendment No. 3 to Liberty Interactive Corporation's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 29, 2012 relating to its 2012 annual meeting of stockholders (the "S-4"). References such as "we," "us" and "our" refer to Liberty Interactive Corporation and not Liberty Spinco, Inc. Terms used below but not defined have the meanings assigned to them in the S-4.

EXECUTIVE COMPENSATION

        This section sets forth information relating to, and an analysis and discussion of, compensation paid by our company to:

  •
  Gregory B. Maffei, our Chief Executive Officer and President;

  •
  David J.A. Flowers, our principal financial officer through October 2011;

  •
  Christopher W. Shean, our principal financial officer beginning November 2011; and

  •
  Michael A. George, Charles Y. Tanabe and Albert E. Rosenthaler, our other three executive officers.

We collectively refer to these persons as our named executive officers.

Compensation Discussion and Analysis

  Compensation Overview; Philosophy

        The compensation committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to our compensation philosophy. That philosophy seeks to align the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating and rewarding our executives in an effort to increase stockholder value. To that end, the compensation packages provided to the named executive officers include both cash and stock-based incentive compensation, with an emphasis placed on performance-based compensation.

        The compensation committee seeks to approve a compensation package for each named executive officer that is commensurate with the responsibilities and proven performance of that executive, and that is competitive relative to the compensation packages paid to similarly situated executives in other companies, including, as to the named executive officers other than Mr. George, companies in our reference group (as listed below). The compensation committee does not engage in any benchmarking analysis; rather, it is familiar with the range of total compensation paid by other companies and uses this range as a guide to ensure that the named executive officers receive attractive compensation packages. The compensation committee believes that our compensation packages should assist our company in attracting key executives critical to our long-term success. Taking into account the general industry knowledge of the members of the compensation committee, including its knowledge of the executive compensation paid by the reference group companies, and the input of our Chief Executive Officer (with respect to the compensation packages paid to our other named executive officers), the compensation committee determined to provide each named executive officer (other than Mr. George) with a 2011 compensation package comprised primarily of a base salary and a performance-based bonus. No equity awards were made to these named executive officers in 2011 as they all received grants of multi-year equity incentive awards in one of the preceding two years.

        Mr. George is party to an employment agreement with QVC, which governs his compensation arrangements. This employment agreement is premised on the same compensation philosophy described above. Mr. George receives a base salary and a performance-based bonus that is based upon the bonus programs in place at QVC. Our Chief Executive Officer is responsible for reviewing and approving the executive compensation programs of our operating subsidiaries, including QVC. In addition, the compensation committee reviews and makes recommendations regarding the compensation package of the CEOs of our operating subsidiaries, including the compensation paid to Mr. George. The compensation committee generally applies the same standards as outlined herein when reviewing and making recommendations concerning executive compensation for our operating subsidiaries, including that of Mr. George. In 2011, Mr. George received a grant of multi-year equity incentive awards similar to those made to the other named executive officers in prior years. See "—Elements of 2011 Executive Compensation—Equity Incentive Compensation."

        In the case of all our named executive officers, the compensation committee believes that performance-based bonuses and equity incentive awards should represent a substantial portion of each named executive officer's compensation package. At our 2011 annual stockholders meeting, our stockholders' representing 96.6% of our aggregate voting power present and entitled to vote on our say-on-pay proposal approved, on an advisory basis, our executive compensation, as disclosed in our proxy statement for our 2011 annual meeting of stockholders. The compensation committee did not implement any material changes to our executive compensation program as a result of this vote.

  Services Agreement

        In connection with the split-off of Liberty Media from our company (the LMC Split-Off), we entered into a services agreement with Liberty Media pursuant to which we compensate Liberty Media for the portion of the salary and other cash compensation Liberty Media pays to our employees, including the named executive officers (except Mr. George), that is allocable to our company for time spent by each such employee on matters related to our company. The allocable percentages of time spent performing services for Liberty Media, on the one hand, and our company, on the other hand, are evaluated semi-annually for reasonableness. The compensation information included in the "Summary Compensation Table" below (other than with respect to Mr. George, whose cash compensation is paid directly by QVC) includes the portion of the compensation paid by Liberty Media to the named executive officers that is allocable to our company and for which we have reimbursed Liberty Media and does not include the portion of any compensation allocable to Liberty Media under the services agreement. For the period between September 24, 2011 (the day after the LMC Split-Off) through December 31, 2011, the percentage of each such named executive officer's time that was allocated to our company was: 30% as to Messrs. Maffei and Tanabe; 40% as to Messrs. Rosenthaler and Shean; and 10% as to Mr. Flowers. Notwithstanding the services agreement, each of Liberty Media and Liberty directly paid its allocable portion of each such named executive officers' performance-based bonus to its respective named executive officers. See "—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses" below.

  Composition of our Named Executive Officers

        In connection with the LMC Split-Off, our board determined to include Michael A. George, President and Chief Executive Officer of QVC, as an executive officer of our company. As a result, Mr. George became a named executive officer of our company for the year ended December 31, 2011.

        Also, in the last quarter of 2011, David J.A. Flowers ceased to serve as our principal financial officer and treasurer, even though he remains with our company as a Senior Vice President. At that time, Christopher W. Shean, a Senior Vice President of our company and our then-controller, became our principal financial officer, and another officer of our company became our treasurer. As a result of these changes, Messrs. Flowers and Shean are both treated as named executive officers for the year ended December 31, 2011.

        In connection with the foregoing changes, our Chairman John C. Malone is no longer a named executive officer of our company; however, information relating to his compensation is included elsewhere herein. See "—Director Compensation—John C. Malone" and "—Director Compensation—Director Compensation Table."

  Role of Chief Executive Officer in Compensation Decisions

        Recommendations with respect to our executive compensation are obtained from our Chief Executive Officer as to all elements of each other named executive officer's compensation package, and, in the case of Mr. George, our Chief Executive Officer reviews and approves Mr. George's compensation package before it is submitted to the compensation committee for consideration. In taking these actions, our Chief Executive Officer evaluates the performance and contributions of each other named executive officers, given their respective areas of responsibility, and, in doing so, considers various qualitative factors such as:

  •
  the named executive officer's experience and overall effectiveness;

  •
  the responsibilities of the named executive officer, including any changes to those responsibilities over the year;

  •
  the named executive officer's demonstrated leadership and management ability;

  •
  the named executive officer's compensation relative to other executives at our company with similar, greater or lesser responsibilities;

  •
  the named executive officer's compensation relative to compensation paid to similarly situated executives at companies within our reference group;

  •
  the named executive officer's years of service with us; and

  •
  the performance of any group for which the named executive officer is primarily responsible.

  Setting Executive Compensation

        In making its compensation decision for each named executive officer, the compensation committee considers the following:

  •
  each element of the named executive officer's historical compensation, including salary, bonus, equity compensation, perquisites and other personal benefits;

  •
  the financial performance of our company compared to internal forecasts and budgets;

  •
  the scope of the named executive officer's responsibilities;

  •
  the performance of the group reporting to the named executive officer; and

  •
  the performance evaluations and compensation recommendations given by our Chief Executive Officer as to each other named executive officer.

        As mentioned above, the compensation committee also considers the range of total compensation paid by members of our reference group of companies and uses this range as a guide to ensuring that our named executive officers (other than Mr. George whose compensation is not guided by this reference group of companies) receive attractive compensation packages. This group of companies consists of publicly-traded media, telecommunications and entertainment companies and includes companies with which we may compete for executive talent and stockholder investment. This reference group also includes companies in those industries that are similar to our company in size and complexity of operations. Companies included in our reference group are:

Cablevision Systems Corporation	News Corporation
CBS Corporation	priceline.com Incorporated
Comcast Corporation	Scripps Networks Interactive, Inc.
Discovery Communications, Inc.	Sirius XM Radio Inc.
DIRECTV (f/k/a The DIRECTV Group, Inc.)	Time Warner Inc.
Dreamworks Animation SKG, Inc.	Time Warner Cable Inc.
Expedia, Inc.	Viacom Inc.
IAC/InterActiveCorp	The Walt Disney Company
Liberty Global, Inc.

Given our company's focus on video and online commerce following the completion of the LMC Split-Off, the compensation committee may develop a new reference group of companies for future periods, which group may include some of the foregoing companies.

        Although the compensation committee considers the compensation packages awarded by these companies, the compensation committee makes adjustments to these packages based on qualitative factors, such as:

  •
  the size, scope and complexity of the businesses of the companies in our reference group;

  •
  the cost of living and other factors related to the geographic location of these companies; and

  •
  the compensation philosophy of the particular company, including any policies relating to compensation of founders or others with substantial personal wealth.

        In addition, the compensation committee recognizes that comparisons based on the roles performed by the named executive officers of companies in our reference group and roles performed by our named executive officers (other than Mr. George) may be difficult to draw. That difficulty is attributable, at least in part, to the fact that none of the named executive officers has the title of chief operating officer or, until the fourth quarter of 2011, chief financial officer, two positions commonly held by named executive officers of other companies. That difficulty is further pronounced when considering those companies in our reference group whose management has direct responsibility for operating businesses, because their named executive officers have responsibilities different from those of the named executive officers (other than Mr. George who has direct responsibility for QVC). As a result, the compensation committee does not seek to compare each element of our named executive officers' compensation packages to those provided by our reference group. Rather, the reference group data is merely used as a guide for industry practice on the basis of total compensation paid. At times, total compensation, or any specific element thereof, payable to our named executive officers may exceed that of our reference group or may be less than that of our reference group. For example, the multi-year equity incentive awards discussed below are not comparable to the incentive awards generally paid by the members of our reference group. See "—Elements of 2011 Executive Compensation—Equity Incentive Compensation" below for a discussion of these awards.

        Our Chief Executive Officer, Mr. Maffei, had primary responsibility for negotiating and approving Mr. George's employment agreement and continues to have primary responsibility for approving all elements of Mr. George's compensation because Mr. George is the chief executive officer of one of our operating subsidiaries, QVC. Mr. Maffei draws upon his industry knowledge of compensation paid to similarly situated executives at other video and online commerce companies and other consumer goods retailers in designing the performance-based bonus program for QVC executives, in which Mr. George participates, as well as the other components of Mr. George's compensation. Once Mr. Maffei approves a compensation package for Mr. George, the compensation committee considers and separately approves the package. The compensation committee applies similar standards to those outlined above in approving Mr. George's compensation arrangements.

        With respect to all named executive officers, the compensation committee believes in weighing equity incentive compensation more heavily than cash compensation, which is a practice that may not be consistently followed by our reference group or other companies that operate in the same industry as our company.

  Elements of 2011 Executive Compensation

        For 2011 the principal components of compensation for the named executive officers were:

  •
  base salary;

  •
  a performance-based bonus, payable in cash;

  •
  in the case of Mr. George, a grant of multi-year equity incentive awards; and

  •
  perquisites and other limited personal benefits.

        Base Salary.    The compensation committee reviews the base salaries of the named executive officers on an annual basis (other than Messrs. Maffei and George, who are compensated pursuant to their respective employment agreements), as well as at the time of any change in responsibilities. Historically, after establishing a named executive officer's base salary, the compensation committee has limited increases to cost-of-living adjustments and adjustments based on an evaluation of a named executive officer's job performance, any changes in the scope of the named executive officer's responsibilities, and the named executive officer's salary level compared to other named executive officers. The compensation committee believes base salary should be a relatively smaller portion of each named executive officer's overall compensation package, thereby aligning the interests of our executives more closely with those of our stockholders. The compensation committee considered these factors when setting or approving, as applicable, the base salary and annual increases to be paid to Messrs. Maffei and George under their respective employment agreements. After completion of the annual review described above, the named executive officers (other than Messrs. Maffei and George) received cost of living adjustments to their base salaries for 2011.

  2011 Performance-based Bonuses

        Liberty Awards.    For 2011, our compensation committee adopted an annual, performance-based bonus program for each of the named executive officers (other than Mr. George who participated in a separate performance-based bonus program, described below), which was similar in structure to the program adopted for 2010. This bonus program, which is structured to comply with Section 162(m) of the Internal Revenue Code (the Code), based each participant's bonus on the achievement of an increase in the market capitalization of Liberty Media (assuming the LMC Split-Off occurred), which was subject to negative adjustment depending on a combination of corporate and personal performance measures. Pursuant to the 2011 bonus program, the aggregate market capitalization of Liberty Media's common stock would need to exceed $5 billion (the 2011 Market Capitalization Threshold) before any participant would be entitled to receive any bonus. Liberty Media's market capitalization was calculated using the average closing sales prices of Liberty Media's two series of common stock for the 50 trading days ending on December 15, 2011. The market capitalization calculation was subject to adjustment to reflect stock repurchases, extraordinary dividends, recapitalizations or similar events that could affect market capitalization. If the prescribed 2011 Market Capitalization Threshold were exceeded, 0.5% of the excess would be used to establish the available notional bonus pool from which performance-based bonuses would be payable under this program. Upon establishing the final award amounts, the compensation committee determined that the actual bonus amounts would be payable in cash. That determination was made after consideration of the named executive officers' holdings in Liberty

Interactive common stock and options. In addition, the compensation committee determined to pay the bonuses in cash to better align the bonus payment structure with the bonus payment terms of Mr. Maffei's employment agreement. Finally, our compensation committee, with the concurrence of the Liberty Media compensation committee, allocated the final bonus amounts payable between our company and Liberty Media as discussed below.

        Each participant was assigned a maximum bonus amount, expressed as a multiple of his 2011 base salary (without giving effect to the allocation of such salary between our company and Liberty Media). The maximum bonus amounts were 400%, 200% and 150% for our Chief Executive Officer, executive vice president and each senior vice president, respectively. If the bonus pool was insufficient to cover the aggregate maximum bonus amounts of all participants, each participant's maximum bonus amount would be reduced pro rata, for all purposes under the program, based upon his respective maximum bonus amount. Assuming the bonus pool was sufficient to cover the aggregate maximum bonus amounts:

  •
  The compensation committee then considered reducing the maximum bonus payable to each participant based on a subjective assessment of our and Liberty Media's financial performance. No more than 30% of a participant's maximum bonus amount (the Corporate Performance Component) would be affected by this measure. Any reduction would be based on the rating scale below, after review of the adjusted OIBDA (as defined in our and Liberty Media's public filings), revenue and cash flow performance of the consolidated subsidiaries of each of our company and Liberty Media (with Liberty Media's subsidiaries grouped based upon its former tracking stock structure, i.e., Liberty Starz and Liberty Capital), and excluding, in all cases, corporate overhead.

Corporate Performance Component Rating	Portion of Maximum Bonus Payable
10	Full 30%
9	27%
8	24%
7	21%
6	18%
5	15%
4	12%
3	9%
2	6%
1	3%
  •
  Each participant would be entitled to receive the remaining 70% of his maximum bonus amount (the Individual Performance Component or IPC) subject to the right of the compensation committee to reduce the amount payable based upon its assessment of that participant's individual performance, as follows:

Individual Performance Rating (IPR)	Portion of Maximum Bonus Payable (IPC)
10	Full 70%
9	61.25%
8	52.50%
7	35.00%
6	17.50%
5 and below	0%

        In December 2011, the Liberty Media market capitalization was calculated at approximately $9.06 billion using the formula described above, exceeding the 2011 Market Capitalization Threshold by approximately $4.06 billion, thereby creating a notional bonus pool of approximately $20.3 million which exceeded the amount necessary to cover the aggregate maximum bonus amounts of all the participants and enabling each participant to receive a bonus of up to his maximum bonus amount. The compensation committee then, in agreement with the Liberty Media compensation committee, made a subjective determination as to the corporate performance rating that would be ascribed for purposes of determining the Corporate Performance Component of each participating named executive officer's bonus. In making this determination, the compensation committee reviewed forecasts of 2011 year-end Adjusted OIBDA, revenue and cash flow for the consolidated subsidiaries of each of our company and Liberty Media (excluding corporate overhead), all of which forecasts were prepared in December 2011 and are set forth in the table below. No specific weighting was applied to any such metrics or measures. Rather, the compensation committee took the forecast information into account, in its entirety, in subjectively arriving at a consensus Corporate Performance Component Rating for our company. Also set forth in the table below are the corresponding actual financial measures achieved for 2011, which varied for our company by less than 1% from the forecasts, other than cash flow which was 38.7% higher than forecast and may have yielded a higher Corporate Performance Component Rating under the plan had the compensation committee waited to make its determinations. With respect to Liberty Media's performance, actual results were better than forecast other than the cash flow attributable to the consolidated subsidiaries of Liberty Media attributed to the former Liberty Capital group. This variance appears disproportionately large because the forecast was an immaterially positive number and the actual result was negative. When combined with Liberty Starz, the cash flow of Liberty Media was actually higher than the forecast.

	2011 Forecast	2011 Actual	2011 Actual / 2011 Forecast
	(dollar amounts in millions)
Revenue(1)
Liberty Interactive Corporation	$9,678.6	$9,622.4	(0.6)%
Liberty Media Corporation:
Liberty Starz	$1,621.7	$1,615.4	(0.4)%
Liberty Capital(2)	$401.2	$407.0	1.4%
Adjusted OIBDA(1)
Liberty Interactive	$1,871.3	$1,856.2	(0.8)%
Liberty Media Corporation:
Liberty Starz	$451.2	$449.3	(0.4)%
Liberty Capital(2)	$59.1	$62.2	5.2%
Free Cash Flow(1)(3)
Liberty Interactive	$563.1	$781.1	38.7%
Liberty Media Corporation
Liberty Starz	$285.8	$349.8	22.4%
Liberty Capital(2)	$15.5	$(39.0)	(351.6)%

(1)
Revenue, Adjusted OIBDA and Free Cash Flow information represents the summation of each of our company's and Liberty Media's consolidated subsidiaries (with Liberty Media's subsidiaries grouped based upon its former tracking stock structure, i.e., Liberty Starz and Liberty Capital), and excludes, in each case, corporate overhead.

(2)
Revenue for True Position, which is included within Liberty Capital, is presented on a shipped basis vs. U.S. generally accepted accounting principles (GAAP). Shipped basis revenue reflects revenue when units are shipped as opposed to non-cash recognition of deferred amounts required under GAAP.

(3)
Measured as Adjusted OIBDA less all other operating and investing items.

        The compensation committee then reviewed the individual performance of each participant to determine, in agreement with the Liberty Media compensation committee, his IPR and corresponding IPC. The compensation committee took into account a variety of factors, without assigning a numerical weight to any single performance measure. This determination was based on reports of our board, the observations of committee members throughout the year, executive self-evaluations and, with respect to the participants other than Mr. Maffei, the observations and input of Mr. Maffei. In evaluating the performance of each of the participating named executive officers, the compensation committee considered the various performance objectives related to Liberty which had been assigned to each named executive officer for 2011, including:

Individual	Performance Objectives
Gregory B. Maffei	• Completion of split-off of the Liberty Capital and Liberty Starz tracking stock groups
• Rationalization of non-core assets
• Outperformance of peer and stock market indices
• Development of strategy for cash deployment by the company
• Refinement of business development plan, including developing international expansion plans
• Continuation of development of company-wide mobile and social media plan
• Oversight of executive management team and continuation of long-term succession planning
Charles Y. Tanabe	• Leadership of legal staff in structuring, negotiating and completing various transactions, including the split-off of the Liberty Capital and Liberty Starz tracking stock groups
• Efficient management of legal costs and compliance costs
• Oversight of legal issues handled by outside and in-house counsel
• Provision of legal support to subsidiaries and equity affiliates
David J.A. Flowers	• Negotiation and structuring of complex investments and transactions, including alternative energy transactions
• Management of investment portfolio, including rationalization of non-core assets
• Evaluation of potential acquisition and divestiture transactions, including completion of the sale of certain assets
Albert E. Rosenthaler	• Completion of closing agreements with IRS on various tax matters
• Analysis of tax implications of various asset and liability restructurings
• Analysis of tax implications of potential business opportunities
Christopher W. Shean	• Maintenance of timely and accurate SEC reporting
• Broadening of responsibilities of controller role
• Evaluation of financial control processes at operating companies, including completion of a risk assessment at those companies
• Development of transactional and structural initiatives to improve quality of internal procedures and reporting

        The following table presents information concerning the aggregate 2011 performance-based bonus payable to each named executive officer and the amount allocated to and paid by Liberty (as described below), including the Corporate Performance Component and IPC assigned to each participant.

Name	Total Cash Bonus	Cash Bonus Paid By Liberty	Corporate Performance Component (of possible 30%)	IPC (of possible 70%)
Gregory B. Maffei	$4,441,500	$1,587,600	18.00%	52.50%
Charles Y. Tanabe	$1,271,489	$454,490	18.00%	52.50%
David J.A. Flowers	$707,996	$147,625	18.00%	52.50%
Albert E. Rosenthaler	$883,740	$376,092	18.00%	70.00%
Christopher W. Shean	$751,932	$323,369	18.00%	56.91%

        After determining the total cash bonus for each participant, our compensation committee, in agreement with the Liberty Media compensation committee, allocated the final total bonus amounts between Liberty and Liberty Media, and we paid each of the named executive officers the amount allocated to our company. The allocation of the Individual Performance Component was determined by reference to the amount of time spent by a named executive officer on matters for each company as well as results produced by that executive officer for each company. The Corporate Performance Component was allocated according to the amount of such measure attributable to the revenue, adjusted OIBDA and cash flow performance of the Liberty Interactive business group as compared to the revenue, adjusted OIBDA and cash flow performance of the Liberty Capital and the Liberty Starz business groups.

        QVC Award.    As discussed above, Mr. George was designated as an executive officer of the company in the fourth quarter of 2011. As a result and consistent with the charter of our compensation committee, Mr. George's 2011 performance-based bonus program, was reviewed and approved by the Chief Executive Officer of our company and our compensation committee. Mr. George's 2011 performance-based bonus was structured to align with the 2011 performance-based bonus program established at QVC for QVC senior officers. Pursuant to the program, Mr. George would be paid a bonus based upon QVC EBITDA growth year over year. EBITDA was defined as U.S. EBITDA Growth (earnings before interest, taxes, depreciation and amortization) of QVC for fiscal year 2011. That bonus would then be subject to increase of up to 200% or decrease down to zero based on Mr. George's individual performance, as determined by a personal modifier grid that was adopted in connection with the program. The EBITDA payout grid ranged from a threshold payout of 70% of target for 5% EBITDA growth to 240% of target for 15% EBITDA growth.

        Mr. George's target bonus was established as 100% of his base salary in connection with the signing of his employment agreement in 2011 as described below. QVC achieved a 5% EBITDA target for the year ended December 31, 2011, which resulted in a payout of 70% of target for the EBITDA performance portion of the bonus. Mr. George's personal performance modifier was 100%, resulting in no adjustment of his bonus up or down for his personal performance. Because Mr. George is now a named executive officer, pursuant to Mr. George's employment agreement, his 2012 and subsequent performance-based bonuses will be determined by our compensation committee.

        For more information regarding these bonus awards, please see the "Grants of Plan-Based Awards" table below.

        Equity Incentive Compensation.    Consistent with our compensation philosophy, the compensation committee seeks to align the interests of the named executive officers with those of our stockholders by awarding stock-based incentive compensation. This ensures that our executives have a continuing stake in our long-term success. The compensation committee weighs stock-based compensation more heavily than cash compensation in determining each named executive officer's overall compensation mix.

        The Liberty Interactive Corporation 2007 Incentive Plan (As Amended and Restated Effective November 7, 2011) (the 2007 Incentive Plan) and the Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011) (the 2010 Incentive Plan) provide for the grant of a variety of incentive awards, including stock options, restricted shares, restricted stock units, stock appreciation rights and performance awards. Our executives have historically been granted stock options and awards of restricted stock in preference to other awards because of our company's belief that options and restricted shares better promote retention of key employees through the continuing, long-term nature of an equity investment. Upon making the determination to grant equity incentive awards to our named executive officers, the compensation committee establishes the value of the awards to be made to each named executive officer, and, prior to the LMC Split-Off, that value had been allocated among our tracking stocks, pro rata, based on then-recent, relative market capitalizations of each tracker.

        Stock options are awarded with an exercise price equal to fair market value on the date of grant, measured by reference to the closing sale price on the grant date. Historically, grants had been made to our employees once a year with a term of seven years and vesting over a three to five year period. In late 2009 and early 2010, however, the compensation committee determined to make larger grants (equaling approximately four to five years' value of the annual grants made in 2009) that vest between four and five and three-quarters years after grant, rather than making annual grants over the same period. These new grants provide for back-end weighted vesting and expire in 10 years rather than 7 years to encourage our executives to remain with our company over the long-term and to better align them with our shareholders. Mr. Maffei received such a multi-year grant in December 2009 and the other named executive officers (other than Mr. George) received similar multi-year stock option awards in March 2010. The grants to the named executive officers (other than Mr. Maffei and Mr. George) vest one-third of the shares subject to such options in each of June 2013, June 2014 and December 2015. Mr. Maffei's multi-year grant vests one-half in December 2013 and one-half in December 2014. In keeping with this compensation philosophy, Mr. George received a multi-year stock option award in March 2011. One-half of the shares subject to Mr. George's options vest in each of December 2014 and December 2015 and the options expire 7 years from grant. For more information regarding these equity incentive grants, please see the "Grants of Plan-Based Awards" table below.

        Perquisites and Other Personal Benefits.    The perquisites and other personal benefits available to our executives (that are not otherwise available to all of our salaried employees, such as matching contributions to the Liberty Media 401(k) Savings Plan and the payment of life insurance premiums) consist of:

  •
  limited personal use of Liberty Media's corporate aircraft (pursuant to an aircraft sharing arrangement between our company and Liberty Media);

  •
  occasional, personal use of Liberty Media's apartment in New York City (pursuant to a sharing arrangement between our company and Liberty Media), which is primarily used for business purposes, and occasional, personal use of a company car and driver;

  •
  in the case of the named executive officers other than Mr. George, for periods prior to the LMC Split-Off, a deferred compensation plan that provides above-market preferential returns; and

  •
  in the case of Mr. George, a tax gross-up relating to certain out of state income taxes to which Mr. George was subject in connection with the performance of his duties outside of QVC's headquarters.

        On occasion, and with the approval of our Chairman or Chief Executive Officer, executives may have family members and other guests accompany them on Liberty Media's corporate aircraft when traveling on business. Under the terms of the employment arrangements with our Chairman and Chief

Executive Officer, those individuals and their guests may use the corporate aircraft we share with Liberty Media for non-business purposes subject to specified limitations.

        Pursuant to Mr. Maffei's employment agreement (which was assigned to Liberty Media in the LMC Split-Off), Mr. Maffei is entitled to 120 hours per year of personal flight time through the first to occur of (i) the termination of his employment, except as otherwise provided below, (ii) the cessation of ownership or lease of corporate aircraft or (iii) December 31, 2014. If Mr. Maffei's employment terminates due to disability, for good reason or without cause, Mr. Maffei will be entitled to continued use of the corporate aircraft for 18 months after termination of his employment. Mr. Maffei incurs taxable income, calculated in accordance with the Standard Industry Fare Level (SIFL) rates, for all personal use of the corporate aircraft. Pursuant to our services agreement and aircraft sharing arrangement with Liberty Media, we reimburse Liberty Media for any costs, calculated in accordance with SIFL rates, associated with Mr. Maffei using its corporate aircraft that are allocable to our company.

        For disclosure purposes, we determine the aggregate incremental cost to our company of an executive's personal use of corporate aircraft using a method that takes into account:

  •
  landing and parking expenses;

  •
  crew travel expenses;

  •
  supplies and catering;

  •
  aircraft fuel and oil expenses per hour of flight;

  •
  any customs, foreign permit and similar fees; and

  •
  passenger ground transportation.

Because the company's aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase or lease costs of aircraft and costs of maintenance and upkeep.

        For purposes of determining an executive's taxable income, personal use of corporate aircraft is valued using a method based on SIFL rates, as published by the IRS. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method. Under the American Jobs Creation Act of 2004, the amount we may deduct for a purely personal flight is limited to the amount included in the taxable income of the executives who took the flight. Also, the deductibility of any non-business use will be limited by Section 162(m) of the Code to the extent that the named executive officer's compensation that is subject to that limitation exceeds $1 million. See "—Deductibility of Executive Compensation" below.

        Deferred Compensation.    Prior to the LMC Split-Off, the named executive officers (other than Mr. George who is an employee of our operating subsidiary, not our company), as well as other executives with the title of Senior Vice President and above, were entitled to participate in our former 2006 Deferred Compensation Plan (as amended and restated) to help accommodate their tax and estate planning objectives. This plan was originally adopted by our board of directors and assumed by Liberty Media in the LMC Split-Off. Under the plan, participants were entitled to elect to defer up to 50% of their base salaries and their cash performance bonuses. Compensation deferred under the plan that otherwise would have been received in 2011 prior to the LMC Split-Off will earn interest income at the rate of 9% per annum, compounded quarterly, for the period of the deferral. In the LMC Split-Off, Liberty Media assumed the plan and all outstanding obligations thereunder. Following the LMC Split-Off, our named executive officers may not participate in the plan with respect to any portion of their base salaries or cash performance bonuses allocable to our company, with the exception of the application of the previously made deferral elections to the 2011 performance-based bonuses which were paid by Liberty. Mr. Shean had a deferral election in place for such bonus, and we will be responsible for the payment of such deferred amount and all interest thereon going forward. For more information on the deferred compensation plan, see "—Executive Compensation Arrangements—2006 Deferred Compensation Plan" and the "—Nonqualified Deferred Compensation Plans" table below.

  Employment Arrangements with Certain Named Executive Officers

        In December 2009, the compensation committee approved a new compensation package for Mr. Maffei commencing January 1, 2010, which was later memorialized in his employment agreement. In connection with the LMC Split-Off, Liberty Media assumed his employment agreement but we effectively continue to be subject to the compensatory requirements included therein as we share Mr. Maffei's services with Liberty Media. In addition, in connection with the assignment of his employment agreement to Liberty Media, we entered into a separate agreement with Mr. Maffei pursuant to which we memorialized our respective rights and obligations with respect to his Liberty Interactive equity incentive awards. For a more detailed description of these arrangements, see "—Executive Compensation Arrangements—Gregory B. Maffei" below.

        In May 2011, in recognition of Mr. George's strong performance at our operating subsidiary, QVC, and to induce him to remain with QVC as its chief executive officer, QVC entered into an employment agreement with Mr. George. Consistent with our executive compensation policies, Mr. Maffei was primarily responsible for negotiating and approving the compensatory elements included in Mr. George's employment agreement (as described in more detail above). For a more detailed description of these arrangements, see "—Executive Compensation Arrangements—Michael A. George" below.

  Deductibility of Executive Compensation

        In developing the compensation packages for the named executive officers, the compensation committee considered the deductibility of executive compensation under Section 162(m) of the Code. That provision prohibits the deduction of compensation of more than $1 million paid to certain executives, subject to certain exceptions. One exception is for performance-based compensation, including stock options granted under the existing incentive plans or to be granted under the 2010 Incentive Plan. The compensation committee has not adopted a policy requiring all compensation to be deductible under Section 162(m) of the Code, in order to maintain flexibility in making compensation decisions. Portions of the compensation we pay to certain of the named executive officers may not be deductible due to the application of Section 162(m) of the Code.

  Policy on Restatements

        In those instances where we grant cash or equity-based incentive compensation, we include in the related agreement with the executive a right, in favor of our company, to require the executive to repay or return to the company any cash, stock or other incentive compensation (including proceeds from the disposition of shares received upon exercise of options or stock appreciation rights). That right will arise if (1) a material restatement of any of our financial statements is required and (2) in the reasonable judgment of our compensation committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the executive. In determining the amount of such repayment or return, our compensation committee may take into account, among other factors it deems relevant, the extent to which the market value of the applicable series of our common stock was affected by the errors giving rise to the restatement. The cash, stock or other compensation that we may require the executive to repay or return must have been received by the executive during the 12-month period beginning on the date of the first public issuance or the filing with the SEC, whichever occurs earlier, of the financial statement requiring restatement. The compensation required to be repaid or returned will include (1) cash or company stock received by the executive (A) upon the exercise during that 12-month period of any stock appreciation right held by the executive or (B) upon the payment during that 12-month period of any incentive compensation, the value of which is determined by reference to the value of company stock, and (2) any proceeds received by the executive from the disposition during that 12-month period of company stock received by the executive upon the exercise, vesting or payment during that 12-month period of any award of equity-based incentive compensation.

  Risk Assessment in Compensation Programs

        Following the completion of a risk assessment of our compensation programs applicable to all employees, we have concluded that the design and operation of our compensation programs do not provide our employees with incentive to engage in business activities or other actions that would threaten the value of our company or the investment of our stockholders. We have also concluded that any risks associated with our compensation programs are not reasonably likely to have a material adverse effect on our company. In making these determinations, we considered that the 2011 performance-based bonus program for our executive officers included, as a threshold requirement for the payment of any bonuses, a minimum aggregate market capitalization of our former subsidiary Liberty Media, which would have been supported by Liberty Media's ongoing stock repurchase program. However, we believe that the inclusion of the separate corporate performance evaluation and the individual performance evaluation to establish the actual bonus amounts payable under this program more than mitigate any perceived risk associated with the use of Liberty Media's market capitalization in determining executive compensation. See "Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses". This assessment also consisted of a review of program policies and practices, determinations as to the sufficiency of risk identification, and determinations as to our ability to manage significant risks arising from such programs.

 SUMMARY COMPENSATION TABLE

Name and Principal Position (as of 12/31/11)	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)(6)		Total ($)
Gregory B. Maffei	2011	1,299,375	—	—	—		1,587,600	(7)	—	384,718	(8)	3,271,693
President and Chief	2010	1,500,000	—	—	—		4,302,000		—	593,793	(8)	6,395,793
Executive Officer	2009	1,000,000	—	1,687,503	79,345,879	(9)	5,062,500		4,096	393,587	(8)	87,493,565	(9)
Charles Y. Tanabe	2011	743,956	—	—	—		454,490	(7)	—	30,288		1,228,734
Executive Vice President and	2010	875,500	—	—	16,528,958		1,332,073		—	29,403		18,765,934
General Counsel	2009	875,500	—	350,233	2,292,387		1,050,600		1,361	29,403		4,599,484
David J.A. Flowers	2011	518,862	—	—	—		147,625	(7)	—	28,271		694,758
Senior Vice President	2010	650,000	177,000	—	8,815,417		699,075		—	29,403		10,370,895
	2009	650,000	—	205,686	1,222,602		616,992		763	29,403		2,725,446
Michael A. George	2011	1,000,000	—	—	27,867,300	(10)	700,000		—	52,583	(11)	29,619,883
President, QVC, Inc.
Albert E. Rosenthaler	2011	569,075	—	—	—		376,092	(7)	—	26,517		971,684
Senior Vice President	2010	650,000	—	—	8,815,417		784,388		—	27,122		10,276,927
	2009	650,000	—	205,686	1,222,602		616,992		371	27,122		2,722,773
Christopher W. Shean	2011	569,075	—	—	—		323,369	(7)	8,905	25,816		927,165
Senior Vice President and	2010	650,000	—	—	8,815,417		699,075		8,588	26,210		10,199,290
Chief Financial Officer	2009	650,000	—	173,651	1,222,602		521,016		5,282	25,640		2,598,191
(principal financial officer)

(1)
With respect to the year ended December 31, 2011, the amounts set forth in this table reflect compensation paid to our named executive officers from January 1, 2011 to September 23, 2011 (the date of the LMC Split-Off) and compensation paid to our named executive officers by Liberty Media, but allocable to our company under the services agreement, for the period September 24, 2011 to December 31, 2011 (except with respect to Mr. George, whose compensation reported below was paid directly by QVC with respect to the entire year and is not covered by the services agreement). With respect to the years ended December 31, 2010 and 2009, the amounts set forth in this table reflect all compensation paid to our named executive officers by our company (other than Mr. George who first became a named executive officer of our company in 2011). See "—Compensation Discussion and Analysis—Services Agreement."

(2)
The aggregate grant date fair value of the equity incentive awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 13 to our consolidated financial statements for the year ended December 31, 2011 (which are included in our Annual Report on Form 10-K as filed with the SEC on February 23, 2012).

(3)
Reflects the above-market earnings credited during 2011, 2010 and 2009 to the deferred compensation accounts of each applicable named executive officer. See "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—Deferred Compensation," and "—Nonqualified Deferred Compensation Plans" below. Additionally, the 2011 amount reflected for Mr. Shean represents the portion of above-market earnings incurred prior to the LMC Split-Off and an additional amount of above-market earnings following the LMC Split-Off on the portion of Mr. Shean's year-end bonus which was allocated to our company under the services agreement.

(4)
The Liberty Media 401(k) Savings Plan, which was sponsored and administered by our company prior to the LMC Split-Off, was transferred to and assumed by Liberty Media. The plan provides employees with an opportunity to save for retirement. The Liberty Media 401(k) Savings Plan participants may contribute up to 75% of their eligible compensation on a pre-tax basis to the plan and an additional 10% of their eligible compensation on an after-tax basis (subject to specified maximums and IRS limits), and we contributed a matching contribution based on the participants' contributions as set forth in the plan. Participant contributions to the Liberty Media 401(k) Savings Plan are fully vested upon contribution.

  Generally, participants acquire a vested right in our matching contributions as follows:

Years of Service	Vesting Percentage
Less than 1	0%
1 - 2	33%
2 - 3	66%
3 or more	100%

  Included in this column, with respect to each named executive officer, is $24,500 of matching contributions made by our company to the Liberty Media 401(k) Savings Plan in each of 2011, 2010 and 2009, respectively, except with respect to Mr. George, for which a $16,367 matching contribution was made by QVC to its 401(k) savings plan in 2011. With respect to these matching contributions, all of our named executive officers are fully vested.

(5)
Included in this column are the following life insurance premiums paid by our company (with the exception of Mr. George, whose life insurance premium was paid by QVC), on behalf of each of the named executive officers and, for amounts reflected for 2011 following the LMC Split-Off, paid by Liberty Media and allocated to our company under the services agreement:

	Amounts ($)
Name	2011	2010	2009
Gregory B. Maffei	2,017	2,622	1,710
Charles Y. Tanabe	5,788	4,903	4,903
David J.A. Flowers	3,771	4,903	4,903
Michael A. George	1,373	—	—
Albert E. Rosenthaler	2,017	2,622	2,622
Christopher W. Shean	1,316	1,710	1,140
(6)
We make available to our personnel, including our named executive officers, tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(7)
Reflects the portion of the 2011 performance-based bonuses paid by our company. See "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses."

(8)
Includes the following:

	Amounts ($)
	2011		2010	2009
Reimbursement for personal legal services	—		118,589	—
Compensation related to personal use of corporate aircraft(a)	355,201	(b)	445,082	364,766

(a)
Calculated based on aggregate incremental cost of such usage to our company.

(b)
Includes the amounts allocated to our company under the services agreement following the LMC Split-Off.

  Prior to the LMC Split-Off, we owned an apartment in New York City which was primarily used for business purposes. The apartment was assigned to Liberty Media in the LMC Split-Off. Mr. Maffei makes use of this apartment and a company car and driver for personal reasons. From time to time, we also pay the cost of miscellaneous shipping and catering expenses for Mr. Maffei.

(9)
Includes the grant date fair value of Mr. Maffei's multi-year option award granted in connection with his previous agreement in principle to continue serving as our Chief Executive Officer until 2014. See "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—Equity Incentive Compensation" for information regarding our compensation practices relating to equity incentive awards. Although his amended compensation package, which applies to the period 2010-2014, was assumed by Liberty Media in connection with the LMC Split-Off, these awards were granted in December 2009 by our company and are, accordingly, reflected in his 2009 compensation information above. Mr. Maffei entered into a separate agreement with our company with respect to certain of his equity awards (including his Multi-Year Award) in connection with the LMC Split-Off. See "—Executive Compensation Arrangements—Gregory B. Maffei—Agreement Regarding LINTA Equity Awards."

(10)
Represents the grant date fair value of Mr. George's multi-year option award granted in March 2011. See "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—Equity Incentive Compensation" and "—Executive Compensation Arrangements—Michael A. George" for more information. Mr. George's multi-year option award is similar in function to the multi-year awards previously granted to named executive officers, and it is anticipated that Mr. George will not receive any additional equity awards during the term of his employment agreement with QVC.

(11)
Includes a tax gross-up relating to certain out of state income taxes to which Mr. George was subject in connection with the performance of his duties outside of QVC's headquarters.

Executive Compensation Arrangements

  Gregory B. Maffei

        Employment Agreement.    On December 17, 2009, the compensation committee approved in principle a new compensation arrangement in favor of Mr. Maffei providing, among other things, for a five year employment term beginning January 1, 2010 and ending December 31, 2014, with an annual base salary of $1.5 million, increasing annually by 5% of the prior year's base salary, and an annual target cash bonus equal to 200% of the applicable year's annual base salary. Also, on December 17, 2009, in connection with the approval in principle of his compensation arrangement, Mr. Maffei received a multi-year grant of options to purchase the following shares of our company with exercise prices equal to the closing sale prices of the applicable series of stock on the grant date: 8,743,000 shares of LINTA, 760,000 shares of our former Series A Liberty Starz common stock and 1,353,000 shares of our former Series A Liberty Capital common stock. One-half of the options will vest on the fourth anniversary of the grant date with the remaining options vesting on the fifth anniversary of the grant date, in each case, subject to Mr. Maffei's continued employment on the applicable vesting date. The options have a term of 10 years. See "—Agreement Regarding LINTA Equity Awards" below for more information regarding these options.

        On May 17, 2010, we entered into a definitive employment agreement with Mr. Maffei, memorializing the compensation arrangement that was approved in principle by the compensation committee on December 17, 2009. The employment agreement also included terms related to Liberty Interactive equity awards held by Mr. Maffei, including the multi-year award of options that was granted to him on December 17, 2009 (as described in more detail below).

        In connection with the LMC Split-Off, Liberty Media assumed this employment agreement, and in February 2012 the agreement was amended and restated effective September 23, 2011 to reflect the change in employer and to specify the equity awards covered by the agreement following the LMC Split-Off. The amended and restated agreement with Liberty Media provides that: (i) in the event Mr. Maffei is terminated for cause (as defined in the agreement) he will be entitled only to his accrued base salary, unpaid expenses and any amounts due under applicable law; (ii) if Mr. Maffei terminates his employment without good reason (as defined in the agreement), he will be entitled only to his accrued base salary, accrued but unpaid bonus for the prior year, unpaid expenses and any amounts due under applicable law (Standard Payments); (iii) if Mr. Maffei is terminated by Liberty Media without cause or if he terminates his employment for good reason, the agreement provides for him to receive the Standard Payments and a severance payment of $7.8 million; and (iv) in the case of Mr. Maffei's death or his disability, the agreement provides for the right to receive the Standard Payments and a severance payment of $7.8 million. In addition, if Mr. Maffei is terminated without cause or due to disability, or terminates his employment for good reason, Mr. Maffei will be entitled to continuation of certain perquisites for 18 months, including use of our corporate aircraft. Although we are not a party to Mr. Maffei's amended and restated employment agreement, we are obligated to reimburse Liberty Media for our allocable portion of any payments made to Mr. Maffei thereunder (other than payments relating to equity awards which are not allocable under the services agreement) pursuant to the services agreement.

        Agreement Regarding LINTA Equity Awards.    Following the LMC Split-Off, Mr. Maffei continued to be the President and Chief Executive Officer of our company and we entered into an Agreement Regarding LINTA Equity Awards with Mr. Maffei, effective as of September 23, 2011, pursuant to which we agreed that for so long as Mr. Maffei is employed by us he will be employed as the company's President and Chief Executive Officer and will be nominated and recommended for election to our board of directors at each annual meeting of shareholders occurring prior to December 31, 2014. The agreement includes provisions, similar to those in Mr. Maffei's December 2009 employment agreement, regarding his employment as our company's President and Chief Executive Officer while he is employed by our company and regarding his position on our board of directors, including his membership on the executive committee of the board. The agreement does not include an obligation to pay Mr. Maffei a salary or bonus or to provide him with benefits (other than reimbursement of expenses) or to pay him severance upon termination of his employment with us, but our company bears a portion of the cost to Liberty Media of Mr. Maffei's salary, bonus, severance and other benefits pursuant to agreements entered into between our company and Liberty Media in connection with the LMC Split-Off (as described above).

        The Agreement Regarding LINTA Equity Awards also includes terms previously set forth in his 2009 employment agreement with us that relate to Liberty Interactive Corporation equity awards held by Mr. Maffei, including terms that affect the options to now purchase 8,743,000 shares of LINTA stock at an exercise price of $10.27 per share that were granted to Mr. Maffei on December 17, 2009 (the Multi-Year Award). One-half of the options granted in the Multi-Year Award will vest on the fourth anniversary of the grant date with the remaining options vesting on the fifth anniversary of the grant date, in each case, subject to Mr. Maffei being employed by our company on the applicable vesting date and to the early vesting events described below. The options have a term of 10 years.

        The Agreement Regarding LINTA Equity Awards provides that, in the event Mr. Maffei is terminated for cause (as defined in the agreement), or if he terminates his employment without good reason (as defined in the agreement), he will forfeit all rights to his unvested restricted shares and unvested options. However, in both cases, his vested, unexercised options and similar rights as of his termination date will remain exercisable either (1) for 90 days after his termination or until the original expiration date of the applicable award, if sooner, or (2) if any such termination of his employment occurs following December 31, 2014 or following a change in control of our company (as defined in the agreement), until the original expiration date of the applicable award. If Mr. Maffei is terminated by our company without cause or if he terminates his employment for good reason, the agreement provides for his unvested restricted shares and unvested options and similar rights (including his Multi-Year Award) to vest pro rata based on the portion of the vesting period elapsed through the termination date plus 18 months and for all vested and accelerated options and similar rights to remain exercisable until their respective expiration dates; provided, that if Mr. Maffei continues to be employed by Liberty Media following such a termination from our company without cause or for good reason, he may elect to have his unvested equity awards continue to vest in accordance with the terms of the agreement based on his continued service with Liberty Media. If a termination without cause or for good reason occurs within 90 days before or 210 days after members of the Malone Group (as defined in the agreement) cease to meet certain ownership requirements with respect to our company as described in the agreement, then Mr. Maffei's unvested restricted shares and unvested options and similar rights granted by our company will instead vest in full and will remain exercisable until their respective expiration dates. In the case of Mr. Maffei's death or his disability, the agreement provides for his unvested restricted shares and unvested options and similar rights to fully vest and for his vested and accelerated options and similar rights to remain exercisable until their respective expiration dates. Further, in the event of certain change in control transactions, including spin-off or split-off transactions which exceed a specified threshold of our company's consolidated assets, Mr. Maffei's unvested restricted shares and unvested options and similar rights would vest in full unless Mr. Maffei is named the Chief Executive Officer of the spin-off or split-off entity and his equity awards are adjusted in the transaction in such a manner as to preserve the intrinsic value thereof.

        The Agreement Regarding LINTA Equity Awards further provides that it is intended to meet the requirements of Section 409A of the Internal Revenue Code (the Code) and provides for certain reimbursements to Mr. Maffei in the event the agreement does not so comply. The agreement also contains customary provisions pertaining to confidentiality and limitations on outside activities.

        Aircraft Usage.    In 2008, we entered into a letter agreement with Mr. Maffei, which was assumed by Liberty Media in connection with the LMC Split-Off, pursuant to which he is entitled to personal use of corporate aircraft not to exceed 120 hours of flight time per year through the first to occur of the termination of his employment agreement with Liberty Media or the cessation of aircraft ownership by Liberty Media. Mr. Maffei will continue to incur taxable income, calculated in accordance with SIFL, for all personal use of Liberty Media's corporate aircraft. Pursuant to our services agreement and aircraft sharing arrangement with Liberty Media, we reimburse Liberty Media for any costs, calculated in accordance with SIFL, associated with Mr. Maffei using its corporate aircraft that are allocable to our company.

  Michael A. George

        On May 3, 2011, QVC entered into an employment agreement with Mr. George. The agreement provides for, among other things, a five year employment term beginning January 1, 2011 and ending December 15, 2015, with an annual base salary of $1 million, increasing annually by 3% of the prior year's base salary, and an annual target cash bonus equal to 100% of the applicable year's annual base salary which will be determined by the chief executive officer of our company pursuant to criteria established in QVC's annual bonus program (which program is approved each year by our company's chief executive officer) or, in the event Mr. George is considered a "covered employee" for any given year for purposes of Section 162(m) of the Code, his bonus will be determined by our company's compensation committee based on such criteria as approved in advance by such committee and that are designed in a manner such that the bonus will be treated as "qualified performance-based compensation" within the meaning of Section 162(m). Also pursuant to the agreement, Mr. George is entitled to certain welfare, retirement and fringe benefits available to senior-level executives of QVC.

        On March 2, 2011, Mr. George was granted 3.8 million options to acquire shares of LINTA (the 2011 LINTA Options) at an exercise price of $16.01 per share, which was the closing price of LINTA on such date. One-half of the 2011 LINTA Options will vest on December 15, 2014 with the remaining options vesting on December 15, 2015. The options have a term of 7 years. It is anticipated that Mr. George will not receive any additional equity award grants during the term of his employment agreement.

        The agreement provides that, in the event Mr. George is terminated for cause (as defined in the agreement), he will be entitled to his accrued base salary through the date of termination, unpaid expenses, his vested benefits and any amounts due under applicable law. In addition, all equity awards granted to Mr. George prior to January 1, 2011 that are outstanding and unvested at the time of his termination for cause (the Pre-2011 Unvested Awards) and all 2011 LINTA Options then held by Mr. George that have not become exercisable as of the date of such termination will be forfeited, and all equity awards granted to Mr. George prior to January 1, 2011 that are outstanding and vested but unexercised at the time of such termination (the Pre-2011 Vested Awards) and all 2011 LINTA Options that are outstanding and vested but unexercised as of the date of such termination will remain exercisable for a period of up to 90 days after the date of such termination or until the original expiration date of the options if sooner. If Mr. George terminates his employment without good reason (as defined in the agreement), he will be entitled to his accrued base salary though the date of termination, any declared but unpaid bonus for the calendar year prior to the year of termination, unpaid expenses, his vested benefits and any amounts due under applicable law. He will forfeit all rights to any Pre-2011 Unvested Awards and to any 2011 LINTA Options then held that have not become exercisable as of the date of his termination, any Pre-2011 Vested Awards that are options or similar rights will be treated as specified in the applicable agreement governing such equity award, and any 2011 LINTA Options that are outstanding and vested but unexercised as of the date of termination will be exercisable for a period of 90 days after the date of termination or until the original expiration date of the options if sooner. If, however, Mr. George terminates his employment for good reason or if his employment is terminated by QVC without cause, then he is entitled to receive his base salary for a period of one year and a lump sum payment of $1.5 million, in addition to accrued base salary through the date of termination, unpaid expenses, his vested benefits and any other amounts due under applicable law. In addition, any Pre-2011 Unvested Awards held on the date of termination that would have vested during the 365-day period following the date of such termination had Mr. George continued to be employed by QVC during such period will vest as of the date of termination. Further, a pro rata portion of each tranche of the 2011 LINTA Options that is not vested on the date of termination will vest as of such date, with such pro rata portion based on the portion of time Mr. George was employed by QVC and its affiliates during the vesting period of such tranche plus 365 days. The exercisability of any Pre-2011 Vested Awards, any vested 2011 LINTA Options and any

Pre-2011 Unvested Awards that vest pursuant to the foregoing sentence will be extended to the earlier of the original expiration date of the option or two years from the date of the termination. In the case of Mr. George's death or disability (as defined in the agreement), the agreement provides for the right to receive his base salary for a period of one year, his accrued base salary through the date of termination, unpaid expenses, any declared but unpaid bonus for the calendar year prior to the year in which the termination occurs, his vested benefits and any amounts due under applicable law. In addition, the Pre-2011 Vested Awards, the Pre-2011 Unvested Awards and the 2011 LINTA Options will immediately vest and become exercisable (to the extent not already vested) and will be exercisable throughout the remainder of the full original term of such equity award.

  Equity Incentive Plans

        The 2007 Incentive Plan and the 2010 Incentive Plan are administered by the compensation committee of our board of directors. The compensation committee has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The existing incentive plans are designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in our company. Our compensation committee may grant non-qualified stock options, SARs, restricted shares, restricted stock units, cash awards, performance awards or any combination of the foregoing under the existing incentive plans (collectively, awards).

        The maximum number of shares of our common stock with respect to which awards may be issued under the 2007 Incentive Plan is 38,185,000 and under the 2010 Incentive Plan is 40,915,000, subject, in each case, to anti-dilution and other adjustment provisions of the respective plans. With limited exceptions, no person may be granted in any calendar year awards covering more than 6,439,698 shares of our common stock under the 2007 Incentive Plan and 6,546,903 shares of our common stock under the 2010 Incentive Plan (subject, in each case, to anti-dilution and other adjustment provisions of the plans) nor may any person receive under each of the existing incentive plans payment for cash awards during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the existing incentive plans are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. Each of the 2007 Incentive Plan and the 2010 Incentive Plan has a 5 year term.

  2006 Deferred Compensation Plan

        Effective for the year beginning January 1, 2007 and until the time of the LMC Split-Off, officers of our company at the level of Senior Vice President and above were eligible to participate in the Liberty Media Corporation 2006 Deferred Compensation Plan (as amended and restated, the 2006 deferred compensation plan). In connection with the LMC Split-Off (pursuant to which employees of our company became employees of Liberty Media), Liberty Media assumed this plan and all obligations outstanding thereunder. Prior to the assumption of this plan by Liberty Media, each eligible officer of our company, including our Chief Executive Officer, principal financial officer and principal accounting officer, could elect to defer up to 50% of his annual base salary and the cash portion of his performance bonus under the 2006 deferred compensation plan. Elections were required to be made in advance of certain deadlines and could include (1) the selection of a payment date, which generally could not be later than 30 years from the end of the year in which the applicable compensation is initially deferred, and (2) the form of distribution, such as a lump-sum payment or substantially equal annual installments over two to five years. Compensation deferred under the 2006 deferred compensation plan earned interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter.

        As a result of the assumption by Liberty Media of this plan, an officer of our company is only permitted to defer up to 50% of the portion of such officer's annual base salary and the portion of such officer's performance bonus, in each case, allocable to Liberty Media pursuant to the services agreement. Our officers are no longer permitted to elect the deferral of a portion of their base salary and performance bonus allocable to our company, with the exception of the application of the previously made deferral elections to the 2011 performance-based bonuses which were paid by Liberty. Mr. Shean had a deferral election in place for such bonus, and we will be responsible for the payment of such deferred amount and all interest thereon going forward.

        The Liberty Media board of directors reserves the right to terminate the 2006 deferred compensation plan at any time. An optional termination by the Liberty Media board of directors will not result in any distribution acceleration.

Grants of Plan-Based Awards

        The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2011 to the named executive officers.

					All other stock awards: Number of shares of stock or units (#)
						All other option awards: Number of securities underlying options (#)
		Estimated Future Payouts under Non-equity Incentive Plan Awards						Exercise or base price of option awards ($/Sh)
									Grant date fair value of stock and option awards ($)
Name	Grant Date(1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(3)
Gregory B. Maffei	3/10/11	—	—	6,300,000	—	—		—	—
Charles Y. Tanabe	3/10/11	—	—	1,803,530	—	—		—	—
David J.A. Flowers	3/10/11	—	—	1,004,250	—	—		—	—
Michael A. George	3/1/11	—	—	4,800,000	—	—		—	—
LINTA	—	—	—	—	—	3,800,000	(4)	16.01	27,867,300
Albert E. Rosenthaler	3/10/11	—	—	1,004,250	—	—		—	—
Christopher W. Shean	3/10/11	—	—	1,004,250	—	—		—	—

(1)
With respect to Messrs. Maffei, Tanabe, Flowers, Rosenthaler and Shean, reflects the date on which our company's compensation committee established the terms of the 2011 performance-based bonus program, as described under "Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses—Liberty Awards." With respect to Mr. George, reflects the date on which our company's compensation committee approved his performance-based bonus, as described under "Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses—QVC Award."

(2)
Our 2011 performance-based bonus programs do not provide for a threshold bonus amount nor do they provide for a target payout amount for any named executive officer. For the actual bonuses paid by our company and QVC, as applicable, see the amounts included for 2011 in the column entitled Non-Equity Incentive Plan Compensation in the "Summary Compensation Table" above.

(3)
With respect to Messrs. Maffei, Tanabe, Flowers, Rosenthaler and Shean, represents the maximum amount that would have been payable to each named executive officer assuming (x) the 2011 Market CapitalizationThreshold was exceeded by a sufficient amount to permit the maximum bonus amounts to have been payable, (y) the highest corporate performance rating of 10 was ascribed for 2011 and (z) the highest individual performance rating of 10 was ascribed for 2011 to each named executive officer, and does not give effect to the allocation of any portion of such maximum bonus amount to Liberty Media under the services agreement. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses—Liberty Interactive Awards." With respect to Mr. George, represents the maximum amount that would have been payable to Mr. George assuming (x) the highest QVC EBITDA growth target of 15% was achieved and (y) Mr. George's individual performance warranted the maximum additional increase of his bonus determined based on QVC EBITDA growth. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses—QVC Award."

(4)
Vests one-half on December 15, 2014 and one-half on December 15, 2015.

 Outstanding Equity Awards at Fiscal Year-End

        The following table contains information regarding unexercised options and unvested shares of our common stock which were outstanding as of December 31, 2011 and held by the named executive officers, including those awards granted during 2011 and reflected in the "Grants of Plan-Based Awards" table above.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Gregory B. Maffei
Option Awards
LINTA	1,375,000	—		16.91	11/8/12	—		—
LINTA	78,125	—		17.65	3/2/13	—		—
LINTA	453,900	—		24.06	3/29/14	—		—
LINTA	462,779	—		19.96	12/24/14	—		—
LINTA	1,029,840	343,292	(1)	2.91	12/16/15	—		—
LINTA	—	8,743,000	(2)	10.27	12/17/19
Stock Awards
LINTA	—	—		—	—	31,220	(3)	506,388
Charles Y. Tanabe
Option Awards
LINTA	62,500	—		16.97	7/31/13	—		—
LINTA	56,250	—		15.46	8/6/14	—		—
LINTA	70,000	—		18.54	8/2/12	—		—
LINTA	51,042	—		17.52	2/28/13	—		—
LINTA	128,600	—		24.06	3/29/14	—		—
LINTA	130,598	—		19.96	12/24/14	—		—
LINTA	72,996	97,329	(1)	2.91	12/16/15	—		—
LINTA	144,164	144,164	(4)	10.27	12/17/16	—		—
LINTA	—	1,247,637	(5)	14.62	3/19/20	—		—
Stock Awards
LINTA	—	—		—	—	6,480	(3)	105,106
David J.A. Flowers
Option Awards
LINTA	50,000	—		16.97	7/31/13	—		—
LINTA	62,500	—		15.46	8/6/14	—		—
LINTA	75,000	—		18.54	8/2/12	—		—
LINTA	45,208	—		17.52	2/28/13	—		—
LINTA	68,100	—		24.06	3/29/14	—		—
LINTA	69,214	—		19.96	12/24/14	—		—
LINTA	155,724	51,909	(1)	2.91	12/16/15	—		—
LINTA	76,887	76,888	(4)	10.27	12/17/16	—		—
LINTA	—	665,405	(5)	14.62	3/19/20	—		—
Stock Awards
LINTA	—	—		—	—	3,806	(3)	61,733

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Michael A. George
Option Awards
LINTA	9,375	65,625	(6)	3.24	2/27/16	—		—
LINTA	9,375	65,625	(6)	6.00	2/27/16	—		—
LINTA	275,000	225,000	(7)	6.00	4/6/16	—		—
LINTA	275,000	225,000	(7)	3.41	4/6/16	—		—
LINTA	18,750	56,250	(7)	6.00	4/6/16	—		—
LINTA	43,750	56,250	(7)	3.41	4/6/16	—		—
LINTA	246,710	411,185	(8)	12.97	3/1/17	—		—
LINTA	—	3,800,000	(9)	16.01	3/2/18	—		—
Stock Awards
LINTA	—	—		—	—	200,000	(10)	3,244,000
LINTA	—	—		—	—	80,358	(11)	1,303,407
Albert E. Rosenthaler
Option Awards
LINTA	128,200	—		19.25	3/1/12	—		—
LINTA	62,500	—		16.97	7/31/13	—		—
LINTA	62,500	—		15.46	8/6/14	—		—
LINTA	75,000	—		18.54	8/2/12	—		—
LINTA	42,208	—		17.52	2/28/13	—		—
LINTA	68,100	—		24.06	3/29/14	—		—
LINTA	69,214	—		19.96	12/24/14	—		—
LINTA	64,885	51,909	(1)	2.91	12/16/15	—		—
LINTA	76,887	76,888	(4)	10.27	12/17/16	—		—
LINTA	—	665,405	(5)	14.62	3/19/20	—		—
Stock Awards
LINTA						3,806	(3)	61,733
Christopher W. Shean
Option Awards
LINTA	62,500	—		16.97	7/31/13	—		—
LINTA	62,500	—		15.46	8/6/14	—		—
LINTA	65,000	—		18.54	8/2/12	—		—
LINTA	51,042	—		17.52	2/28/13	—		—
LINTA	68,100	—		24.06	3/29/14	—		—
LINTA	69,214	—		19.96	12/24/14	—		—
LINTA	129,770	51,909	(1)	2.91	12/16/15	—		—
LINTA	76,887	76,888	(4)	10.27	12/17/16	—		—
LINTA	—	665,405	(5)	14.62	3/19/20	—		—
Stock Awards
LINTA	—	—		—	—	3,214	(3)	52,131

(1)
Vests quarterly (based on original amount of grant) over 4 years from December 16, 2008 grant date.

(2)
Vests 50% on December 17, 2013 and 50% on December 17, 2014.

(3)
Vests quarterly (based on original amount of grant) over 3 years from December 17, 2009 grant date.

(4)
Vests quarterly (based on original amount of grant) over 4 years from December 17, 2009 grant date.

(5)
Vests one-third on June 30, 2013, one-third on June 30, 2014 and one-third on December 31, 2015.

(6)
Vests semi-annually (based on original amount of grant) over 4 years from February 27, 2009 grant date.

(7)
Vests semi-annually (based on original amount of grant) over 4 years from April 6, 2009 grant date.

(8)
Vests semi-annually (based on original amount of grant) over 4 years from March 1, 2010 grant date.

(9)
Vests 50% on December 15, 2014 and 50% on December 15, 2015.

(10)
Vests annually (based on original amount of grant) over 4 years from February 27, 2009 grant date.

(11)
Vests annually (based on original amount of grant) over 4 years from March 1, 2010 grant date.

Option Exercises and Stock Vested

        The following table sets forth information regarding the exercise of vested options and the vesting of restricted stock held by our named executive officers, in each case, during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)(1)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)
Gregory B. Maffei
LCAPA(2)	—	—	48,855	3,635,626
LINTA	—	—	163,479	2,593,592
LSTZA(3)	—	—	10,109	749,652
Charles Y. Tanabe
LCAPA(2)	25,739	1,802,397	11,667	868,219
LINTA	121,660	1,793,679	38,397	609,166
LSTZA(3)	5,692	245,001	2,612	193,695
David J.A. Flowers
LCAPA(2)	—	—	5,389	401,029
LINTA	—	—	18,277	289,961
LSTZA(3)	—	—	1,369	101,522
Michael A. George
LINTA	275,000	3,309,168	126,785	2,063,971
Albert E. Rosenthaler
LCAPA(2)	12,637	777,885	6,517	484,971
LINTA	—	—	21,580	342,364
LSTZA(3)	8,239	355,493	1,428	105,896
Christopher W. Shean
LCAPA(2)	57,036	4,308,836	5,884	437,865
LINTA	—	—	19,337	306,778
LSTZA(3)	—	—	1,361	100,930

(1)
Includes shares withheld in payment of withholding taxes at election of holder.

(2)
Reflects exercises and vesting events with respect to shares of Series A Liberty Capital common stock (LCAPA) occurring prior to the LMC Split-Off on September 23, 2011.

(3)
Reflects exercises and vesting events with respect to shares of Series A Liberty Starz common stock (LSTZA) occurring prior to the LMC Split-Off on September 23, 2011.

 Nonqualified Deferred Compensation Plans

        The following table sets forth information regarding the 2006 deferred compensation plan in which Mr. Shean participated during the year ended December 31, 2011. No other named executive officers participated in this plan during such time. In connection with the LMC Split-Off, this plan and the outstanding obligations thereunder were assumed by Liberty Media effective September 23, 2011. See "—Executive Compensation Arrangements—2006 Deferred Compensation" for more information.

Name	Executive contributions in 2011 ($)	Registrant contributions in 2011 ($)	Aggregate earnings in 2011 ($)(1)	Aggregate withdrawals/ distributions ($)	Responsibility under Plan transferred to Liberty Media	Aggregate balance at 12/31/11 ($)(2)
Christopher W. Shean	82,549	—	36,772	(57,808)	(587,354)		(3)

(1)
Of these amounts, $8,905 was reported in the "Summary Compensation Table" as above-market earnings that were credited to Mr. Shean's deferred compensation account during 2011.

(2)
In our prior year proxy statements, we reported the following above-market earnings that were credited as interest to the applicable officer's deferred compensation accounts during the years reported:

	Amount ($)
Name	2010	2009	2008
Gregory B. Maffei	—	4,096	41,937
Charles Y. Tanabe	—	1,361	13,860
David J.A. Flowers	—	763	8,331
Albert E. Rosenthaler	—	371	3,337
Christopher W. Shean(a)	8,588	5,282	2,681

(a)
Prior year amounts for Mr. Shean have been restated to correct a clerical error.
(3)
As described above in "—Executive Compensation Arrangements—2006 Deferred Compensation," Mr. Shean had a deferral election in place under the 2006 deferred compensation plan following the LMC Split-Off with respect to $32,336, which represents 10% of the portion of his 2011 performance-based bonus that was allocable to and paid by our company. While such amount is reflected in the amounts under the plan that were transferred to Liberty Media upon its assumption of the plan and obligations thereunder, Liberty will be responsible for the payment of the $32,336 of deferred principal amount and for the payment of interest income at the rate of 9% per annum, compounded quarterly, thereon.

Potential Payments Upon Termination or Change-in-Control

        The following table sets forth the potential payments to our named executive officers if their employment had terminated or a change in control had occurred, in each case, as of December 31, 2011. In the event of such a termination or change in control, the actual amounts may be different due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

        The amounts provided in the tables are based on the closing market prices on December 30, 2011, the last trading day of such year, for each series of our common stock then-outstanding: LINTA—$16.22 and LINTB—$16.25. The value of the options and SARs shown in the table is based on the spread between the exercise or base price of the award and the applicable closing market price. The value of the restricted stock shown in the table is based on the applicable closing market price and the number of shares vested.

        Each of our named executive officers has received awards and payments under the existing incentive plans. Additionally, each of Messrs. Maffei and George is entitled to certain payments upon termination under his respective employment agreement. See "—Executive Compensation Arrangements" above.

        Set forth below is a description of the circumstances giving rise to these potential payments and a brief summary of the provisions governing their payout:

        Voluntary Termination.    Under the existing incentive plans, each named executive officer would only have a right to the equity grants that vested prior to his termination date.

        Termination for Cause.    All equity grants (whether vested or unvested) under the existing incentive plans would be forfeited by any named executive officer (other than Mr. Maffei and Mr. George) who is terminated for "cause." The existing incentive plans define "cause" as insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his duties and responsibilities for any reason other than illness or incapacity; provided that, if such termination is within 12 months after a change in control (as described below), "cause" means a felony conviction for fraud, misappropriation or embezzlement. Pursuant to Mr. Maffei's Agreement Regarding LINTA Equity Awards, in the event of his termination for cause (as defined in his agreement), Mr. Maffei's vested stock options and similar rights would remain exercisable for a short period following his termination. Pursuant to Mr. George's employment agreement, his Pre-2011 Vested Awards and vested 2011 LINTA Options would also remain exercisable for a short period following his termination.

        Termination Without Cause or for Good Reason.    Pursuant to the existing incentive plans and the related award agreements (and except as described below), if a named executive officer were terminated by our company without cause or by such named executive officer for good reason (as defined in the applicable award agreements), in addition to his vested equity awards, he would be entitled to vesting in full with respect to any outstanding options or SARs that would have vested during the calendar year in which the termination occurs. Mr. Maffei's Agreement Regarding LINTA Equity Awards instead provides for an additional 18 months of vesting following a termination without cause or for good reason with respect to his equity incentive awards, including his Multi-Year Award. Similarly, the award agreements relating to Messrs. Tanabe's, Shean's, Flower's and Rosenthaler's multi-year awards and Mr. George's employment agreement with respect to his Pre-2011 Unvested Awards provide for an additional 12 months of vesting. Mr. George's employment agreement also provides that his 2011 LINTA Options would vest as to the portion of the unvested awards that could have vested during his employment with QVC (without regard to the cliff vesting feature of the 2011 LINTA Options) and an additional 12 months thereafter.

        Death.    In the event of death, the existing incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share awards.

        No amounts are shown for payments pursuant to life insurance policies, which we make available to all our employees.

        Disability.    In the event of a disability, which is generally the inability to perform gainful activity for at least 12 months, the existing incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share awards.

        No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees.

        Change in Control.    In case of a change in control, the incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share awards. A change in control is generally defined as:

  •
  The acquisition of beneficial ownership of at least 20% of the combined voting power of the then outstanding shares of our company ordinarily having the right to vote in the election of directors.

  •
  Any non-exempt person purchases our common stock pursuant to a tender offer or exchange offer, without the prior consent of our board of directors.

  •
  The individuals constituting our board of directors over any two consecutive years cease to constitute at least a majority of the board, subject to certain exceptions that permit the board to approve new members by approval of at least two-thirds of the remaining directors.

  •
  Any merger, consolidation or binding share exchange that causes the persons who were common stockholders of our company immediately prior thereto to lose their proportionate interest in the common stock or voting power of the successor or to have less than a majority of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors, the sale of substantially all of the assets of the company or the dissolution of the company.

        In the case of a change in control described in the last bullet point, our compensation committee may determine not to accelerate the existing equity awards (other than those held by Mr. Maffei, whose awards are more specifically covered by the terms of his Agreement Regarding LINTA Equity Awards, or by Mr. George, whose awards are more specifically covered by the terms of his employment agreement) if equivalent awards will be substituted for the existing awards. For purposes of the tabular presentation below, we have assumed no such determination was made.

Benefits Payable Upon Termination or Change in Control

Name	Voluntary Termination ($)		Termination for Cause ($)		Termination Without Cause or for Good Reason ($)		Death ($)		Disability ($)		After a Change in Control ($)
Gregory B. Maffei
Severance(1)	—		—		2,340,000		2,340,000		2,340,000		2,340,000
Options/SARs	13,707,170	(2)	13,707,170	(2)	18,276,387	(3)	70,297,237	(4)	70,297,237	(4)	70,297,237	(4)
Restricted Stock	—		—		506,388	(3)	506,388	(4)	506,388	(4)	506,388	(4)

Total	13,707,170		13,707,170		21,122,775		73,143,625		73,143,625		73,143,625

Charles Y. Tanabe
Options/SARs	1,872,103	(2)	—		1,872,103	(2)(5)	6,021,547	(4)	6,021,547	(4)	6,021,547	(4)
Restricted Stock	—		—		—		105,106	(4)	105,106	(4)	105,106	(4)

Total	1,872,103		—		1,872,103		6,126,653		6,126,653		6,126,653

David J.A. Flowers
Options/SARs	2,577,664	(2)	—		2,577,664	(2)(5)	4,790,704	(4)	4,790,704	(4)	4,790,704	(4)
Restricted Stock	—		—		—		61,733	(4)	61,733	(4)	61,733	(4)

Total	2,577,664		—		2,577,664		4,852,437		4,852,437		4,852,437

Michael A. George
Severance(6)	—		—		1,500,000		—		—		1,500,000
Base Compensation Continuing Payment(7)	—		—		1,000,000		1,000,000		1,000,000		1,000,000
Options/SARs	8,104,620	(2)	8,104,620		12,100,920	(8)	18,238,659	(4)	18,238,659	(4)	18,238,659	(4)
Restricted Stock	—		—		—		4,547,407		4,547,407		4,547,407

Total	8,104,620		8,104,620		14,600,920		23,786,066		23,786,066		25,286,066

Albert E. Rosenthaler
Options/SARs	1,368,597	(2)	—		1,368,597	(2)(5)	3,581,637	(4)	3,581,637	(4)	3,581,637	(4)
Restricted Stock	—		—		—		61,733	(4)	61,733	(4)	61,733	(4)

Total	1,368,597		—		1,368,597		3,643,370		3,643,370		3,643,370

Christopher W. Shean
Deferred Compensation(9)	32,433	(10)	32,433	(11)	32,433	(11)	32,433	(12)	32,433	(12)	32,433	(13)
Options/SARs	2,232,216	(2)	—		2,232,216	(2)(5)	4,445,257	(4)	4,445,257	(4)	4,445,257	(4)
Restricted Stock	—		—		—		52,131	(4)	52,131	(4)	52,131	(4)

Total	2,264,649		32,433		2,264,649		4,529,821		4,529,821		4,529,821

(1)
If Mr. Maffei's employment had been terminated at Liberty Media's election for any reason (other than cause) or by Mr. Maffei for good reason (as defined in his employment agreement) (whether before or within a specified period following a change in control), as of December 31, 2011, he would have been entitled to receive a lump sum payment of $7,800,000. See "—Executive Compensation Arrangements—Gregory B. Maffei" above. Although Mr. Maffei's employment agreement (as amended) was assumed by Liberty Media in the LMC Split-Off, the 30% of such lump sum severance payment that would have been allocable to our company pursuant to the services agreement is reflected in the table.

(2)
Based on the number of vested options and SARs held by each named executive officer at year-end. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table above.

(3)
Based on (i) the number of vested options and SARs held by Mr. Maffei at year-end and (ii) the number of unvested options and SARs and the number of shares of restricted stock held by Mr. Maffei at year-end that would vest during his 18-month severance period (January 1, 2012 through June 30, 2013), pursuant to his employment arrangements. See "—Executive Compensation Arrangements—Gregory B. Maffei" above and the "Outstanding Equity Awards at Fiscal Year-End" table above.

(4)
Based on (i) the number of vested options and SARs and (ii) the number of unvested options and SARs and the number of shares of restricted stock, in each case, held by each named executive officer at year-end. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table above.

(5)
Does not include any portion of the multi-year awards granted to such named executive officer because, even giving effect to the additional 12 months of vesting, no portion of such multi-year awards would have become vested.

(6)
If Mr. George's employment had been terminated at QVC's election without cause or by Mr. George for good reason (as defined in his employment agreement) (whether before or within a specified period following a change in control), as of December 31, 2011, he would have been entitled to receive a lump sum payment of $1,500,000. See "—Executive Compensation Arrangements—Michael A. George" above.

(7)
If Mr. George's employment had been terminated at QVC's election without cause or by Mr. George for good reason (whether before or within a specified period following a change in control) or in the event of his death or disability, he would have been entitled to receive a base compensation continuing payment for one year equal to his base salary upon termination.

(8)
Based on (i) the number of vested options held by Mr. George at year-end, (ii) the number of Pre-2011 Unvested Awards that would vest within 365 days of his termination and (iii) a portion of the 2011 LINTA Options that could have vested during his employment with QVC (without regard to the cliff vesting feature of the 2011 LINTA Options) and an additional 12 months thereafter. See "—Executive Compensation Arrangements—Michael A. George" above and the "Outstanding Equity Awards at Fiscal Year-End" table above.

(9)
Represents deferred compensation payable to Mr. Shean based on a one-time deferral election of a portion of his annual cash bonus that was allocable to and paid by Liberty pursuant to the services agreement. See "—Executive Compensation Arrangements—2006 Deferred Compensation" and "—Nonqualified Deferred Compensation Plans" above for more information.

(10)
Under the 2006 deferred compensation plan, we do not, and Liberty Media does not, have an acceleration right to pay out account balances to Mr. Shean upon this type of termination. For purposes of the tabular presentation above, we have assumed that we were permitted to make payments to Mr. Shean in accordance with his standing election under the plan described above in footnote (9), subject to compliance with Section 409A of the Code.

(11)
No immediate distributions under the 2006 deferred compensation plan are permitted as a result of this type of termination (other than pursuant to Liberty Media's compensation committee's right to distribute certain de minimus amounts from Mr. Shean's deferred compensation account).

(12)
Assuming Mr. Shean filed an election to accelerate distributions upon his separation from service due to death or disability, he or his beneficiary, as applicable, has the option to accelerate distributions under the 2006 deferred compensation plan (which option is assumed to have been exercised for purposes of the tabular presentation above).

(13)
The 2006 deferred compensation plan provides Liberty Media's compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control of Liberty Media and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation above).

Director Compensation

Nonemployee Directors

        Director Fees.    Each of our directors who is not an employee of our company is paid an annual fee of $163,000 (which we refer to as the director fee), of which $80,000 is payable in cash and the balance is payable in restricted shares of or options to purchase shares of LINTA. Prior to the LMC Split-Off, the annual fee payable to each of our directors who was not an employee of our company was $185,000, of which $92,500 was payable in cash. See "—Director Restricted Share Grants" and "—Director Option Grants" below for information on the incentive awards granted in 2011 to the nonemployee directors. Each of our directors who resides outside of Colorado receives $2,000 per meeting for attending meetings at our offices in Englewood, Colorado. The chairman of the audit committee of our board of directors and each other member of that committee is paid an additional annual fee of $30,000. With respect to our executive committee, each nonemployee member thereof receives an additional annual fee of $10,000 for his participation on the committee. With respect to our compensation committee and nominating and corporate governance committee, each member thereof receives an additional annual fee of $10,000 for his or her participation on each such committee, except that any committee member who is also the chairman of that committee instead receives an additional annual fee of $20,000 for his or her participation on that committee. The cash portion of the director fees, the meeting fees and the fees for participation on committees are payable quarterly in arrears.

        Charitable Contributions.    If a director makes a donation to our political action committee, we will make a matching donation to a charity of his or her choice in an amount not to exceed $10,000.

        Equity Incentive Plan.    The Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011) (the 2002 director plan) and the Liberty Interactive Corporation 2011 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011) (the 2011 director plan) are administered by our entire board of directors. Our board of directors has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The 2002 director plan and the 2011 director plan are designed to provide our nonemployee directors with additional remuneration for services rendered, to encourage their investment in our common stock and to aid in attracting persons of exceptional ability to become nonemployee directors of our company. Our board of directors may grant non-qualified stock options, SARs, restricted shares, and cash awards or any combination of the foregoing under the 2002 director plan or the 2011 director plan. As of December 31, 2011, no grants had been made under the 2011 director plan.

        The maximum number of shares of our common stock with respect to which awards may be issued under the 2002 director plan is 1,785,000 and under the 2011 director plan is 815,000, in each case subject to anti-dilution and other adjustment provisions of the plan. Shares of our common stock issuable pursuant to awards made under the 2002 director plan and the 2011 director plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company.

        Director Restricted Share Grants.    Pursuant to our director compensation policy described above and the 2002 director plan, on December 15, 2011, our board of directors granted each of Mr. Gilchrist, Mr. Rapley, Mr. Robison and Ms. Wong 5,370 restricted shares of LINTA. These restricted shares will vest on the second anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and will be forfeited if the grantee resigns or is removed from the board before the vesting date.

        Director Option Grants.    Pursuant to our director compensation policy described above and the 2002 director plan, on December 15, 2011, our board of directors granted to each of Dr. Evan Malone and Mr. Romrell options to purchase 12,170 shares of LINTA at an exercise price equal to $15.31, which was the closing price of such stock on the grant date. The per share grant date fair value of these options for each director was $6.8998. The options will become exercisable on the second anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and will be terminated without becoming exercisable if the grantee resigns or is removed from the board before the vesting date. Once vested, the options will remain exercisable until the seventh anniversary of the grant date, or, if earlier, until the first business day following the first anniversary of the date the grantee ceases to be a director.

John C. Malone

        In connection with the merger of TCI and AT&T in 1999, an employment agreement between John C. Malone and TCI was assigned to our company. In connection with the LMC Split-Off, Mr. Malone's employment agreement (as amended) and his deferred compensation arrangements, as described below, were assumed by Liberty Media. The term of Mr. Malone's employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of $2,600, subject to increase with board approval. The employment agreement was amended in 2003 to provide for payment or reimbursement of personal expenses, including professional fees and other expenses incurred by Mr. Malone for estate, tax planning and other services, and for personal use of corporate aircraft and flight crew. The aggregate amount of such payments or reimbursements and the value of his personal use of corporate aircraft was originally limited to $500,000 per year but increased to $1 million effective January 1, 2007 by our compensation committee. Although the "Director Compensation Table" table below reflects the portion of the aggregate incremental cost of Mr. Malone's personal use of our corporate aircraft attributable to our company, the value of his aircraft use for purposes of his employment agreement is determined in accordance with SIFL, which aggregated $80,381 for use of the aircraft by our company and Liberty Media during the year ended December 31, 2011. The costs, calculated in accordance with SIFL, incurred with respect to Mr. Malone prior to the LMC Split-Off were paid by our company, and following the LMC Split-Off a portion of the costs, calculated in accordance with SIFL, incurred with respect to Mr. Malone were allocated to our company and reimbursed to Liberty Media under the services agreement. For the period between September 24, 2011 (the day after the LMC Split-Off) through December 31, 2011, the percentage of Mr. Malone's time that was allocated to our company under the services agreement was 30%. Similarly, we are now allocated, and reimburse Liberty Media for, portions of the other components of the payments/reimbursements to Mr. Malone described above.

        In December 2008, the compensation committee determined to modify Mr. Malone's employment arrangements to permit Mr. Malone to begin receiving fixed monthly payments in 2009, while he remains employed by our company, in satisfaction of our obligations to him under a 1993 deferred compensation arrangement, a 1982 deferred compensation arrangement and an installment severance plan, in each case, entered into with him by our predecessors (and which had been assumed by our company). At the time of the amendment, the amounts owed to Mr. Malone under these arrangements aggregated approximately $2.4 million, $20 million and $39 million, respectively. As a result of these modifications, Mr. Malone receives 240 equal monthly installments, which commenced February 2009, of: (1) approximately $20,000 under the 1993 deferred compensation arrangement, (2) approximately $237,000 under the 1982 deferred compensation arrangement and (3) approximately $164,000 under the installment severance plan. Interest ceased to accrue under the installment severance plan once these payments began; however, interest continues to accrue on the 1993 deferred compensation arrangement at a rate of 8% per annum and on the 1982 deferred compensation arrangement at a rate of 13% per annum. In connection with the LMC Split-Off, Liberty Media assumed all outstanding obligations under these deferred compensation arrangements and the installment severance plan.

        Under the terms of Mr. Malone's employment agreement, he is entitled to receive upon the termination of his employment for any reason (other than for death or "cause"), a lump sum equal to his salary for a period of 5 full years following termination (calculated on the basis of $2,600 per annum, the lump sum severance payment). As described above, in connection with the LMC Split-Off, Liberty Media assumed Mr. Malone's employment agreement and all outstanding obligations thereunder, and we will reimburse Liberty Media for our allocated portion of any such lump sum severance payments made thereunder.

        For a description of the effect of any termination event or a change in control of our company on his employment agreement, see "—Potential Payments Upon Termination or Change in Control" above.

 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)(6)	Option Awards ($)(5)(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All other compensation ($)(9)		Total ($)
John C. Malone	—	—	—	196,468	(7)	716,732	(8)	913,200
Robert R. Bennett(2)	97,125	—	—	—		9,681		106,806
Donne F. Fisher(3)	99,375	—	—	—		9,681		109,056
M. Ian G. Gilchrist	139,597	82,215	—	—		5,474		227,286
Evan D. Malone	94,931	—	83,971	—		—		178,902
David E. Rapley	129,597	82,215	—	—		9,681		221,493
M. LaVoy Robison	119,132	82,215	—	—		—		201,347
Larry E. Romrell(4)	104,708	—	83,971	—		9,861		198,360
Andrea L. Wong	119,319	82,215	—	—		5,474		207,008

(1)
Gregory B. Maffei, who is a director of our company and a named executive officer, and John C. Malone, who is a director of our company, received no compensation for serving as directors of our company during 2011.

(2)
On December 14, 2011, Mr. Bennett resigned from the board of directors of our company.

(3)
On September 23, 2011 and in connection with the LMC Split-Off, Mr. Fisher resigned from the board of directors of our company.

(4)
On September 23, 2011 and in connection with the LMC Split-Off, Mr. Romrell resigned from the board of directors of our company and was later re-appointed on December 15, 2011.

(5)
As of December 31, 2011, our directors (other than Mr. Maffei, whose stock incentive awards are listed in "Outstanding Equity Awards at Fiscal Year-End" above) held the following stock incentive awards:

	John C. Malone	M. Ian G. Gilchrist	Evan D. Malone	David E. Rapley	M. LaVoy Robison	Larry E. Romrell	Andrea L. Wong
Options/SARs
LINTA	1,076,965	—	31,850	27,860	43,860	56,030	—
LINTB	450,000	—	—	—	—	—	—
Restricted Stock
LINTA	—	8,540	3,170	8,540	8,540	3,170	11,775
(6)
The aggregate grant date fair value of the stock options and restricted stock awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 13 to our consolidated financial statements for the year ended December 31, 2011 (which are included in our Annual Report on Form 10-K as filed with the SEC on February 23, 2012).

(7)
Reflects the above-market earnings credited during 2011 prior to the LMC Split-Off to Mr. Malone's deferred compensation account. See "—John C. Malone" above.

(8)
Includes the amount of Mr. Malone's base salary of $2,145 and the following amounts, in each case, which were paid by our company prior to the LMC Split-Off or allocated to our company under the services agreement following the LMC Split-Off:

Amounts ($)
Reimbursement for personal legal, accounting and tax services	279,029
Compensation related to personal use of corporate aircraft(a)	196,770
Tax payments made on behalf of Mr. Malone	199,582

(a)
Calculated based on aggregate incremental cost of such usage to our company.

  Also includes miscellaneous personal expenses, such as courier charges.

  Prior to the LMC Split-Off, we owned an apartment in New York City which was primarily used for business purposes. The apartment was assigned to Liberty Media in the LMC Split-Off. Mr. Malone makes use of this apartment and a company car and driver for personal reasons. From time to time, we also pay the cost of miscellaneous shipping and catering expenses for Mr. Malone.

  We make available to our personnel, including our named executive officers, tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(9)
Represents the following amounts of health insurance premiums paid by our company for the benefit of the following directors:

Name	Amounts ($)
John C. Malone	7,478
Robert R. Bennett	9,681
Donne F. Fisher	9,681
M. Ian G. Gilchrist	5,474
David E. Rapley	9,681
Larry E. Romrell	9,681
Andrea L. Wong	5,474

QuickLinks

  Exhibit 99.2
Executive and Director Compensation Information
EXECUTIVE COMPENSATION
  Compensation Discussion and Analysis
SUMMARY COMPENSATION TABLE
  Executive Compensation Arrangements
  Grants of Plan-Based Awards
  Outstanding Equity Awards at Fiscal Year-End
  Option Exercises and Stock Vested
  Nonqualified Deferred Compensation Plans
  Potential Payments Upon Termination or Change-in-Control
  Benefits Payable Upon Termination or Change in Control
DIRECTOR COMPENSATION
  Nonemployee Directors
  Director Compensation Table
EXECUTIVE COMPENSATION
  Compensation Discussion and Analysis
SUMMARY COMPENSATION TABLE
  Executive Compensation Arrangements
  Grants of Plan-Based Awards
  Outstanding Equity Awards at Fiscal Year-End
  Option Exercises and Stock Vested
  Nonqualified Deferred Compensation Plans
  Potential Payments Upon Termination or Change-in-Control
  Director Compensation
  Director Compensation Table